Exhibit 10.24

South Bend, IN (Fairfield Inn & Suites)

PURCHASE CONTRACT

between

KRG/WHITE LS HOTEL, LLC

and

KITE REALTY/WHITE HOTEL LS OPERATORS, LLC

(“SELLER”)

and

APPLE TEN HOSPITALITY OWNERSHIP, INC.

(“BUYER”)

Dated: March 1, 2011

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8.6	Access to Financial Information	19

8.7	Bulk Sales	19

8.8	Indemnification	19

8.9	Escrow Funds	22
ARTICLE IX	CONDITIONS FOR CLOSING	22

9.1	Buyer’s Conditions for Closing	22

9.2	Seller’s Conditions for Closing	23

ARTICLE X	CLOSING AND CONVEYANCE	24

10.1	Closing	24

10.2	Deliveries of Seller	24

10.3	Buyer’s Deliveries	25

ARTICLE XI	COSTS	26

11.1	Seller’s Costs	26

11.2	Buyer’s Costs	26

ARTICLE XII	ADJUSTMENTS	27

12.1	Adjustments	27

12.2	Reconciliation and Final Payment	28

12.3	Employees	29

ARTICLE XIII	CASUALTY AND CONDEMNATION	29

13.1	Risk of Loss; Notice	29

13.2	Buyer’s Termination Right	29

13.3	Procedure for Closing	30

ARTICLE XIV	DEFAULT REMEDIES	30

14.1	Buyer Default	30

14.2	Seller Default	30

14.3	Attorney’s Fees	30

ARTICLE XV	NOTICES	30

ARTICLE XVI	MISCELLANEOUS	31

16.1	Performance	31

16.2	Binding Effect; Assignment	32

16.3	Entire Agreement	32

16.4	Governing Law	32

16.5	Captions	32

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16.6	Confidentiality	32

16.7	Closing Documents	32

16.8	Counterparts	32

16.9	Severability	32

16.10	Interpretation	33

16.11	Further Acts	33

16.12	Joint and Several Obligations	33

16.13	Relationships	33

16.14	Like-Kind Exchange	33

SCHEDULES:

Schedule 3.1	Due Diligence List

EXHIBITS:

Exhibit A	Legal Description of Land
Exhibit B	Environmental Reports
Exhibit C	Escrow Agreement
Exhibit D	FF&E List
Exhibit E	Post-Closing Agreement
Exhibit F	Consents and Approvals
Exhibit G	Property Agreements
Exhibit H	Pending Claims or Litigation
Exhibit I	New Management Agreement

iii

PURCHASE CONTRACT

          This PURCHASE CONTRACT (this “Contract”) is made and entered into as of March 1, 2011, by and between KRG/WHITE LS HOTEL, LLC, an Indiana limited liability company (“Fee Owner”), and KITE REALTY/WHITE LS HOTEL OPERATORS, LLC, an Indiana limited liability company (“Lessee”) (collectively, “Seller”) with a principal office at 701 East 83rd Avenue, Merrillville, Indiana 46410 and APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219 (“Buyer”)

RECITALS

          A. Fee Owner is the fee simple owner and Lessee is the operating lessee of that certain hotel property commonly known as the Fairfield Inn & Suites South Bend at Notre Dame, located at 1220 East Angela Boulevard, South Bend, Indiana 46616 (the “Hotel”) identified in on Exhibit A attached hereto and incorporated by reference.

          B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

          1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

          “Additional Deposit” shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00).

          “Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

          “Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

          “Brand” shall mean Fairfield Inn & Suites, the hotel brand or franchise under which the Hotel operates.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the state in which the Property is located.

          “Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

          “Closing Date” shall have the meaning set forth in Section 10.1.

          “Construction Plans” shall mean the construction plans, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports to the extent the same are (i) in the possession or control of Seller and (ii) can be transferred or assigned by Seller without default, penalty or payment of a fee or charge.

          “Deed” shall have the meaning set forth in Section 10.2(a).

          “Deposits” shall mean, all prepaid rents and deposits received by Seller from any tenant or guest of the Property, refundable security deposits and rental deposits received by Seller from any tenant or guest of the Property, and all other deposits for advance reservations, banquets or future services received by Seller from any tenant or guest of the Property, to the extent the same is received or collected in connection with the use or occupancy of the Improvements. “Deposits” shall exclude all reserves and/or accounts funded by Seller, including without limitation, reserves for real property taxes, reserves to pay insurance, reserves to cover all other potential liabilities and claims, utility deposits, any reserves for replacement of FF&E and for capital repairs and/or improvements.

          “Due Diligence Examination” shall have the meaning set forth in Section 3.2.

          “Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

          “Environmental Reports” shall mean those environmental reports and studies relating to the Land as are listed on Exhibit B attached hereto.

          “Escrow Agent” shall have the meaning set forth in Section 2.5(a).

          “Escrow Agreement” shall have the meaning set forth in Section 2.5(b), and shall be in the form attached hereto as Exhibit C.

          “Escrow Funds” shall have the meaning set forth in Section 8.9.

          “Exception Documents” shall have the meaning set forth in Section 4.2.

          “Existing Deed” shall mean the Corrective Limited Warranty executed December 30, 2008 (but effective May 20, 2008) and recorded January 5, 2009 in the St. Joseph County, Indiana Recorder’s Office as Instrument Number 0900199.

          “Existing Franchise Agreement” shall mean that certain franchise license agreement between the Seller and the Franchisor, granting to Seller a franchise to operate the Hotel under the Brand.

          “Existing Management Agreement” shall mean that certain management agreement between the Seller and the Manager for the operation and management of the Hotel.

          “FF&E” shall mean all appliances, machinery, devices, fixtures, appurtenances, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever owned by Seller, and located at or used in connection with the ownership, operation or maintenance of the Real Property, but expressly excluding (i) all property owned by Seller or any of its Affiliates not normally located at such Real Property and used, but not exclusively, in connection with the operation of such Real Property, (ii) all items, tangible or intangible, containing proprietary information, (iii) computer software, except to the extent that such software is used in connection with the operation of the Real Property and may be assigned upon assignment of a license to Buyer, which Buyer agrees to assume, (iv) all cash in vending machines and ATMs at the Real Property and in cash accounts in Seller’s or Manager’s name, and (v) such other items as are specifically reserved for herein by Seller. A current list of FF&E is attached hereto as Exhibit D.

          “FF&E Leases” shall mean, to the extent assignable by Seller without default, penalty or payment of a fee or charge, all leases of any FF&E by Seller and other contracts to which Seller is a party permitting the use of any FF&E at the Improvements.

          “Financial Statements” shall have the meaning set forth in Section 3.1(b).

          “Franchisor” shall mean Marriott International, Inc., a Delaware corporation.

          “Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

          “Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

          “Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Initial Deposit” shall have the meaning set forth in Section 2.5(a).

          “Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights, mineral rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

          “Leases” shall mean, to the extent assignable by Seller, all leases and occupancy agreements, if any, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, concessionaires or other entities thereunder.

          “Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

          “Licenses” shall mean, to the extent assignable by Seller without default, penalty or the payment of a fee or charge, all permits, licenses, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

          “Manager” shall mean White Lodging Services Corporation, an Indiana corporation.

          “Marriott ROFR” shall have the meaning set forth in Section 7.1(d).

          “New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.

          “New Management Agreement” means the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.

          “Notre Dame ROFO” shall have the meaning set forth in Section 7.1(d).

          “Pending Claims” shall have the meaning set forth in Section 7.1(e).

          “Permitted Exceptions” shall have the meaning set forth in Section 4.3.

          “Personal Property” shall mean, collectively, all of the Property other than the Real Property.

          “PIP” shall mean a product improvement plan for the Hotel, as required by the Manager or the Franchisor, if any.

          “Post-Closing Agreement” shall have the meaning set forth in Section 8.9 and shall be in the form attached hereto as Exhibit E.

          “Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Real Property, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Construction Plans, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following, to the extent the same are transferable or assignable without default, penalty or the payment of a fee or charge, that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, Tradenames, Construction Plans and FF&E Lease.

          “Purchase Price” shall have the meaning set forth in Section 2.2.

          “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

          “Records” shall mean, to the extent the same are transferable or assignable, all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

          “Review Period” shall have the meaning set forth in Section 3.1.

          “SEC” shall have the meaning set forth in Section 8.6.

          “Seller’s knowledge” shall mean the actual (and not constructive or imputed) knowledge of Lawrence E. Burnell or Deno Yiankes.

          “Seller Liens” shall have the meaning set forth in Section 4.3.

          “Seller Parties” shall have the meaning set forth in Section 7.1(e).

          “Service Contracts” shall mean, to the extent the same are transferable or assignable without default, penalty or the payment of a fee or charge, all maintenance, supply, service or utility contracts or agreements in effect as of the Closing Date.

          “Supplies” shall mean all merchandise, supplies, inventory and other items owned by Seller and used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) that may legally be transferred and assigned, inventory (opened or unopened), office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

          “Survey” shall have the meaning set forth in Section 4.1.

          “Third Party Consents” shall have the meaning set forth in Section 8.3.

          “Title Commitment” shall have the meaning set forth in Section 4.2.

          “Title Company” shall have the meaning set forth in Section 4.2.

          “Title Policy” shall have the meaning set forth in Section 4.2.

          “Title Review Period” shall have the meaning set forth in Section 4.3.

          “Tradenames” shall mean, to the extent assignable or transferable without default, penalty or the payment of a fee or charge, all of Seller’s interest in any telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise or license is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer if assignable without default, penalty or the payment of a fee or charge).

          “Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Seller shall be responsible for any requests or documents to transfer the Utility Reservations, at Seller’s sole cost and expense.

          “Warranties” shall mean, to the assignable or transferable without default, penalty, voiding or payment of a fee or charge, all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto and available as of Closing.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT

          2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, franchises (other than any hotel franchises assumed by Buyer), security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encumbrances, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

          2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of SEVENTEEN MILLION FIVE HUNDRED THOUSAND and No/100 Dollars ($17,500,000.00) (the “Purchase Price”).

          2.3 Allocation. Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

          2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit, to the extent that Buyer elects to have it applied against the Purchase Price (as provided below), less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9.

          2.5 Earnest Money Deposit.

                    (a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, prior to the expiration of the Review Period, deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

                    (b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes; provided, however, to the extent that Buyer instructs the Escrow Agent to apply the Earnest Money Deposit toward the Purchase Price in accordance with Section 2.4, interest shall be deemed to have accrued to the benefit of Buyer and be reportable by Buyer for income tax purposes.

ARTICLE III
REVIEW PERIOD

          3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within five (5) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver, or cause the Manager to deliver to Buyer to the extent the same are in the possession or control of Seller for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

                    (a) All Warranties and Licenses relating to the Hotel or any part thereof;

                    (b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the three (3) prior fiscal years (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Seller or any third party and in Seller’s possession or control that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

                    (c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

                    (d) All Construction Plans (regardless of whether the same can be transferred or assigned), the most recent title policies, reports or commitments, current zoning information and marketing and economic data relating to the Hotel and the construction thereof, as well as copies of the most recent environmental reports, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Construction Plans relating to or affecting the Hotel.

                    (e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith;

                    (f) All notices received from governmental authorities in connection with the Hotel and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

                    (g) Any other information described on Schedule 3.1 attached hereto.

          Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is in the possession and control of Seller and relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of the Hotel. Notwithstanding any contrary provision of this Contract, such materials shall, at Seller’s election, be placed in an e-room to which Buyer shall have secured access and subject to the provisions of Section 16.6.

          At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below. Upon Buyer’s election to terminate this Contract in accordance to this or any other provision herein, upon the request of Seller and reimbursement to Buyer for the cost thereof, Buyer shall deliver to Manager copies of all third-party reports and studies obtained by Buyer and relating to the Property. All such reports and studies shall be delivered by Buyer without representation or warranty as to accuracy.

          3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times and after providing reasonable notice to Seller for the purposes of reviewing all Records except such materials that are available in the e-room, and other reasonably requested data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property (the “Due Diligence Examination”). Seller shall have the right to have its designated representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property. Prior to such inspections, Buyer and its representatives shall be covered by a policy of insurance (which may be a master or umbrella policy) insuring Buyer, Buyer’s agents, Manager and Seller, against any and all liability arising out of Buyer’s or Buyer’s agents’ entry upon and inspection of the Property, including, without limitation, any loss or damage to the Property, with coverage in the amount of not less than Two Million Dollars ($2,000,000) per occurrence. All policies of insurance shall name Manager and Seller as additional insureds and shall be primary, for occurrences related to entry on the Property by Buyer and its agents. Buyer shall provide a certificate of such insurance coverage to Manager.

          3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination. To the extent that, in connection with its investigations, Buyer or its agents, representatives or contractors, damages or disturbs the Property, Buyer shall be responsible for returning the same to substantially the same condition that existed immediately prior to such damage or disturbance. To the extent that Seller elects, in its sole discretion, to undertake the restoration of the Property damaged by Buyer or its agents, representatives or contractors, Buyer shall reimburse Seller for the reasonable costs of such restoration provided that Seller has notified Buyer of the actions proposed to be taken by Seller and the anticipated cost thereof prior to Seller commencing such restoration. The preceding sentence notwithstanding, Seller shall have no obligation to notify Buyer (and Buyer shall not be relieved of its obligation to reimburse Seller) prior to undertaking restoration of a Property if Seller determines, in its reasonable judgment, that immediate remediation is or may be required to prevent injury to persons or the Property. In addition, Buyer shall indemnify, defend and hold harmless Seller and Manager from and against any and all expense, loss or damage (including, without limitation, reasonable attorneys’ fees) which Seller (as owner of the Property) or Manager (as manager) may incur as a result of any act or omission of Buyer or its agents in connection with any such inspections. The foregoing indemnification agreement shall survive the termination of this Contract or the Closing hereunder, as applicable, for a period of one year.

          3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, D, F, G, and H. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV
SURVEY AND TITLE APPROVAL

          4.1 Survey. Seller has delivered to Buyer copies of the most recent surveys of the Real Property. In the event that an update of the survey or a new survey (such updated or new surveys being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto. In the event that Buyer shall arrange for the preparation of any survey for the Real Property, Buyer agrees to instruct the surveyor preparing such survey to deliver copies to (i) Ann Bowman at the address provided in Article XV and (ii) Anne-Therese Bechamps, at Venable LLP, 210 Allegheny Avenue, Towson, Maryland 21204, atbechamps@venable.com.

          4.2 Title. Seller has delivered to Buyer its existing title insurance policy, for its Real Property. During the Review Period, Buyer shall have obtained at its sole cost and expense (i) a title commitment (the “Title Commitment”) issued by Chicago Title Company, Attn: Debby Moore, 5501 LBJ Freeway, Ste. 200, Dallas, Texas 75240 (the “Title Company”) for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property; and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain, at its sole cost and expense, for the Real Property an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, (collectively, the “Title Policy”) consistent in all material respects with the Title Commitment. Buyer agrees to instruct the Title Company to deliver copies of the Title Commitment and Exception Documents to (i) Ann Bowman and (ii) Anne-Therese Bechamps as provided in Section 4.1.

          4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same. Any contrary provisions of Article XV concerning what does or does not constitute delivery notwithstanding, Buyer shall provide and Seller must actually receive, any notice of objections on or before the fifth (5th) day prior to the expiration of the Review Period (the “Title Review Period”). If Seller has not actually received a written notice of objection to any such matter set forth in the Survey or Title Commitment prior to the expiration of the Title Review Period, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item and shall notify Buyer of its election by written notice within five (5) days after its receipt of notice from Buyer setting forth title or survey objection. If Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness (including vehicle or FF&E leases or financing arrangements) any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing, except to the extent caused by Buyer. If a vehicle or FF&E lease or other financing cannot be released at Closing, Seller shall credit Buyer at Closing with the amount necessary to fully pay off such lease or financing over its term.

ARTICLE V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

                    (a) At or prior to the Closing, Seller shall terminate the Existing Management Agreement and the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date, except termination or similar fees, which shall be paid by Buyer. Seller shall be responsible for paying all costs related to the termination of the Existing Management Agreement and Buyer shall be responsible for paying all reasonable and actual costs of the Franchisor related to the assignment or termination, as applicable, of the Existing Franchise Agreement.

                    (b) At Closing, Buyer shall enter into the New Management Agreement substantially similar to the management agreement attached as Exhibit I and the New Franchise Agreement, effective as of the Closing Date, containing terms and conditions acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure).

                    (c) Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreement. Prior to the expiration of the Review Period, Buyer and Franchisor shall agree on the form and substance of the New Franchise Agreement. Except as otherwise provided in this Contract, the New Franchise Agreement shall contain such terms and conditions as are acceptable to Buyer in its sole and absolute discretion.

ARTICLE VI
BROKERS

          Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

          7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

                    (a) Authority; No Conflicts. Seller is a limited liability company duly formed, validly existing and in good standing in the State of Indiana. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit F, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any articles of organization, limited liability company agreement or regulations, or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller, or to the Hotel, except as set forth in Exhibit F.

                    (b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

                    (c) Bankruptcy. Neither Seller, nor, to Seller’s knowledge, any of its members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit G. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller (other than that of the Manager) used in connection with the operation and business of the Hotel. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit G or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and to Seller’s knowledge, no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. Except for (i) the right of first offer in favor of the University of Notre Dame Du Lac, or its successors and assigns (the “University”) (“Notre Dame ROFO”) as reflected in the Existing Deed, and (ii) the right of first refusal in favor of Franchisor, and its successors and assigns (“Marriott ROFR”), no party has any right or option to acquire the Hotel or any portion thereof, other than Buyer. The Notre Dame ROFO has been waived by the University subject to the requirements set forth in this Contract. In connection with the New Franchise Agreement, Seller shall seek an appropriate waiver of the Marriott ROFR.

                    (e) Pending Claims. There are no (i) claims, demands, litigation, proceedings or governmental investigations pending or to Seller’s knowledge threatened, against Seller, the Manager or any Affiliate of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit H attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. To Seller’s knowledge, there are no other: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

                    (f) Environmental. Seller has received no written notice that the Real Property is in violation of any Federal, State or local laws governing the storage, release or disposal of any hazardous waste, contaminants, oil, radioactive or other hazardous material on the Real Property, or any portion thereof; and to Seller’s knowledge, except as otherwise disclosed in the Environmental Reports included on Exhibit B hereto, copies of which shall be made available to Buyer, the Real Property is free from any such hazardous waste, contaminants, oil, radioactive and other hazardous materials, except for amounts of any such materials as are reasonably necessary for the maintenance, repair and operation of the Hotel on the Real Property and which are stored, maintained and used in accordance with applicable law.

                    (g) Title and Liens. Except for Seller Liens to be released at Closing, to Seller’s knowledge, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, to Seller’s knowledge, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens which must be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

                    (h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

                    (i) Licenses, Permits and Approvals. Seller has not received any written notice, and Seller has no knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To Seller’s knowledge, (i) Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and (ii) each applicable license and permit is in full force and effect, and will, if assignable or transferable as provided in this Contract, be received and in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s knowledge, requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit F.

                    (j) Financial Statements. Seller has delivered copies of all material (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Manager for the Hotel, and (iii) monthly financial statements prepared by the Manager for the Hotel. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Manager.

                    (k) Employees. All employees employed at the Hotel are the employees of the Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

                    (l) Operations. The Hotel has at all times been operated by Manager in substantial compliance with all applicable laws, rules, regulations, ordinances and codes.

                    (m) Construction of Hotel.

                                        (i) To Seller’s knowledge, the Hotel has been constructed in a good and workmanlike manner without encroachments except as noted on the Survey and in accordance in all material respects with the Construction Plans. To Seller’s knowledge, the Hotel has received all building permits and certificates of occupancy necessary for the operation thereof, and is in compliance with applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

                                        (ii) To the best of Seller’s knowledge, the Personal Property is in good condition and operating order.

                    (n) Liability for Breach of Seller Representations. Buyer shall give written notice to Seller if it determines that Seller has breached any representation or warranty made in this Section 7.1. If, as a consequence of such breach, Buyer shall have suffered a loss or incurred damages, then Seller shall be liable to Buyer for payment of such damages. The preceding sentence notwithstanding, in no event shall the liability of Seller with respect to breaches of any representations or warranties made in this Section 7.1 exceed, in the aggregate, the sum of ten percent (10%) of the Purchase Price.

                    (o) Disclaimer of Express or Implied Representations. Except as otherwise expressly provided in this Contract, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property.

          7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

                     (a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received during the Review Period all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

                    (b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (c) Buyer’s Independent Investigations. Pursuant to the terms of this Contract, Seller has agreed to give Buyer the opportunity to investigate all physical aspects of the Property, and to make all such independent inspections and/or investigations of the Property, as Buyer deems necessary or desirable. Buyer acknowledges that it has entered into this Contract with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property.

                    (d) No Reliance. SUBJECT ONLY TO THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN MADE BY SELLER FOR THE BENEFIT OF BUYER: IN ENTERING INTO THIS CONTRACT, BUYER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY, PROMISE OR STATEMENT, EXPRESS OR IMPLIED, OF SELLER OR ANYONE (INCLUDING MANAGER) ACTING FOR OR ON BEHALF OF SELLER; AND THAT, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS CONTRACT BY SELLER, BUYER ACKNOWLEDGES THAT THE PROPERTY WILL BE ACQUIRED BY BUYER IN ITS “AS IS” CONDITION, WITH ALL FAULTS.

                    (e) Liability for Breach of Buyer Representations. Seller shall give written notice to Buyer if it determines that Buyer has breached any representation or warranty made in this Section 7.2. If, as a consequence of such breach, Seller shall have suffered a loss or incurred damages, then Buyer shall be liable to Seller for payment of damages. The preceding sentence notwithstanding, in no event shall the liability of Buyer with respect to breaches of any representations or warranties made in this Section 7.2 exceed, in the aggregate, the sum of ten percent (10%) of the Purchase Price.

                    (f) Seller Representations Deemed Waived. To the extent that Buyer has actual (not imputed or constructive) knowledge, prior to Closing, that any of Seller’s representations or warranties are inaccurate, untrue, or incorrect and Buyer proceeds to close hereunder, then such misrepresentation or breach of warranty shall be deemed waived by Buyer.

          7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. The representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by the Deed.

ARTICLE VIII
ADDITIONAL COVENANTS

          8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

          8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall substantially comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

                    (a) Continue to maintain the Property generally in accordance with prudent business practices and pursuant to and in substantial compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

                    (b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Construction Plans, the Warranties and all other applicable contractual arrangements relating to the Hotel;

                    (c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

                    (d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

                    (e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

                    (f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

                    (g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all material federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

                    (h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof except agreements with guests in the ordinary course of business; and

                    (i) Except as described in this Contract, not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

          Neither Seller nor Manager shall, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel other than agreements with guests in the ordinary course of business, or extend any existing agreements, unless such agreements (x) can be terminated, without payment or penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

          8.3 Third Party Consents. Prior to the Closing Date and subject to Buyer’s satisfaction of its obligations as provided in this Agreement, Seller shall, at its expense except as expressly provided in this Contract, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit F and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

          8.4 Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Manager, the following persons on the Hotel staff and the Manager’s staff: the general manager, the director of sales, and the director of engineering, at any time before Closing and in the presence of a Seller-designated representative. Buyer covenants and agrees that it shall not interfere with the operations of the Hotel while engaging in such communications, and further agrees that no such communications shall materially or adversely affect the operation of the Property or the Existing Management Agreements.

          8.5 Estoppel Certificates. If requested in writing by Buyer not less than twenty (20) days prior to Closing, Seller shall obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants or guests of hotel rooms and suites within the

Hotel) and (ii) each lessor under any FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller, and deliver to Buyer not less than five (5) days before the Closing.

          8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing with respect to the transaction contemplated by this Contract and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Contract.

          8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

          8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

                    (a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract, subject, however, to the applicable provisions in Section 7.1 and 7.2 of this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

                    (b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract, subject, however, to the applicable provisions in Section 7.1 and 7.2 of this Contract;

(ii) the conduct and operation by Buyer of its business at the Hotel after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

                    (c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

                              (i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

                              (ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing twenty (20) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within twenty (20) days of notice from such Indemnified Party provided above.

                              (iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be unreasonably adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

                              (iv) In any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party reasonably informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

                              (v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief if the party affected thereby reasonably believes such settlement could establish a custom or precedent which will be adverse to the best interests of its continuing business.

          8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller agrees that Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement in the form attached hereto as Exhibit E (the “Post-Closing Agreement”). Buyer and Seller agree that six (6) months after the Closing Date, the Escrowed Funds shall be reduced to One Hundred Thousand and No/100 Dollars ($100,000.00). If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such 1-year period, the Escrow Funds deposited by Seller, together with interest thereon, shall be released to Seller.

ARTICLE IX
CONDITIONS FOR CLOSING

          9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to terminate this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to terminate this Contract, in which case the Earnest Money Deposit shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

                    (a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

                    (b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

                    (c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

                    (d) Third Party Consents in form and substance reasonably satisfactory to Buyer shall have been obtained and furnished to Buyer.

                    (e) The Existing Franchise Agreement shall have been terminated.

                    (f) The Existing Management Agreement shall have been terminated and Buyer and the Manager shall have executed and delivered the New Management Agreement.

                    (g) Buyer and Franchisor shall have executed (or Franchisor has unconditionally committed to execute) the New Franchise Agreement.

                    (h) All terms, conditions, restrictions and limitations relating to the sale or disposition of the Property set forth in the Existing Franchise Agreement shall have been fully and completely satisfied and the Franchisor shall have acknowledged that Buyer is not a Competitor (as defined in the Existing Franchise Agreement) and the Franchisor waived or released any rights with respect to first offer..

                    (i) Fee Owner and Lessee shall terminate the operating lease with respect to the Hotel immediately prior to the Closing.

                    (j) The University shall have executed and delivered into escrow a recordable waiver of the Notre Dame ROFO as to this transaction and shall have consented in writing to the conveyance of the Property from Seller to Buyer which consent the parties hereto acknowledge may be withheld if Buyer’s net worth is less than $50,000,000 as of the Closing Date. Buyer shall provide evidence of its net worth to the University in the form of unaudited financial statements

                    (k) All terms, conditions, restrictions and limitations set forth in Existing Deed relating to the sale or disposition of the Property shall have been satisfied in full as to Seller and assumed by Buyer.

          9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to terminate this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to terminate this Contract, in which case the remaining Earnest Money Deposit shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

                    (a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

                    (b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

                    (c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

                    (d) To the extent required under the Existing Franchise Agreement, Franchisor shall have waived or released its rights with respect to first offer and consented to a sale of the Property to Buyer and the Existing Franchise Agreement shall have been terminated.

                    (e) All terms, conditions, restrictions and limitations relating to the sale or disposition of the Property set forth in the Existing Franchise Agreement shall have been fully and completely satisfied and the Franchisor shall have acknowledged that Buyer is not a Competitor (as defined in the Existing Franchise Agreement).

                    (f) All terms, conditions, restrictions and limitations set forth in Existing Deed relating to the sale or disposition of the Property shall have been satisfied in full as to Seller and assumed by Buyer.

                    (g) The University shall have executed and delivered into escrow a recordable waiver of the Notre Dame ROFO as to this transaction and shall have consented in writing to the conveyance of the Property from Seller to Buyer which consent the parties hereto acknowledge may be withheld if Buyer’s net worth is less than $50,000,000 as of the Closing Date. Buyer shall provide evidence of its net worth to the University in the form of unaudited financial statements

ARTICLE X
CLOSING AND CONVEYANCE

          10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property (“Closing Date”) shall occur on October 4, 2011 provided that all conditions to Closing hereunder have been satisfied. The foregoing provisions of this Section 10.1 notwithstanding, the Closing Date shall not be later than November 1, 2011. The Closing shall be held via escrow at the offices of the Title Company, or as otherwise determined by Buyer and Seller.

          10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the documents and materials set forth in (a) through (l) below. All instruments shall be properly executed and conveyance instruments shall be acknowledged and in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to the conclusion of the Review Period):

                    (a) Deed. A Special Warranty deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions and containing provisions with respect to the Existing Deed applicable to the grantee (the “Deed”).

                    (b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the liquor license required for operation of the Hotel if allowed by law).

                    (c) Existing Management and Franchise Agreements. Evidence, reasonably satisfactory to Buyer that the Existing Management Agreement has been terminated and the Existing Franchise Agreement has been terminated.

                    (d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit G. The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Construction

Plans and all other intangible Personal Property applicable to the Hotel. The assignments shall contain cross-indemnities by Buyer and Seller for their respective periods of ownership.

                    (e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

                    (f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company as a condition to issuance of the Owner’s Title Policy.

                    (g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

                    (h) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

                    (i) Authority Documents. Certified copy of resolutions of the Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which Seller was formed.

                    (j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

                    (k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, the Construction Plans, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts.

                    (l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

                    (m) Lease Termination. Evidence, reasonably satisfactory to Buyer that the Seller has terminated, at no cost to Buyer, that certain operating lease between Fee Owner and Operating Lessee.

          10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

                    (a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

                    (b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

                    (c) General Assignments. Assumptions of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit G. The assignments shall contain cross-indemnities by Buyer and Seller for their respective periods of ownership.

                    (d) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

                    (e) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS

          All Closing costs shall be paid as set forth below:

          11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, mansion, excise, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Real Property and the Personal Property constituting part of the Property pursuant to the Bill of Sale, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement as provided in Article V. Seller shall also be responsible for any costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering all or any portion of the Property.

          11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges and clerk’s fee for the Deed (if applicable). Buyer shall also be responsible for the fees for and all costs associated with the performance of the PIP, all costs incurred in performing due diligence and securing financing to complete the transaction, including without limitation: (i) appraisals; (ii) fees and costs paid to any lender in connection with obtaining financing for the Property; (iii) fees, charges or costs to record any mortgages or deeds of trust to secure Buyer’s obligations to any lender; and (iv) fees or charges paid or payable to the Title Company to secure a mortgagee title policy.

ARTICLE XII
ADJUSTMENTS

          12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 11:59 p.m. on the eve of the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Cutoff Time being allocated to Seller and the income and expenses accruing on and after the Cutoff Time being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller agree that Manager shall determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

                    (a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs. Until final tax bills that cover the entire year during which Closing occurred (such that tax liability can reasonably be determined), Seller’s obligation to pay its share of taxes shall continue.

                    (b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto. Charges accruing prior to the Closing Date shall be allocated to Seller and charges accruing after Closing Date shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by (or assigned for the benefit of) Buyer at Closing.

                    (c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

                     (d) Accounts. All working capital accounts, reserve accounts and escrow accounts of any nature shall remain the property of Seller.

                    (e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein. Seller shall receive a credit for all guest ledger receivables, net of credit card commissions, for all room nights and other charges up to but not including the room night during which the Cutoff Time occurs.

                    (f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall be split 50/50 between Buyer and Seller.

                    (g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

                    (h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the New Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

                    (i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

                    (j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

                    (k) Inventories. No adjustment shall be made for any merchandise, food or beverages held for sale at the Property, all of which shall be included in the Purchase Price. The preceding sentence notwithstanding, merchandise, food and beverages that are owned by third-party tenants do not convey.

          12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date; provided, however, failure to make a final determination within such period shall not relieve the parties of the obligation to make a final determination nor shall it relieve any party of the obligation to pay the other any true-up amounts owed. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

          12.3 Employees. None of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall become employees of the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII
CASUALTY AND CONDEMNATION

          13.1 Risk of Loss; Notice. Prior to Closing, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

          13.2 Buyer’s Termination Right. If, prior to Closing (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in value.

          13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage.

ARTICLE XIV
DEFAULT REMEDIES

          14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller, then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and except as otherwise expressly provided herein, both Buyer and Seller shall thereupon be released from all obligations hereunder.

          14.2 Seller Default. If Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit shall be returned to the Buyer, Seller shall reimburse Buyer for Buyer’s actual and verifiable due diligence costs and expenses (not to exceed $75,000) and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for specific performance.

          14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV
NOTICES

          All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by fax, when the fax is transmitted to the party’s fax number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Nine Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Justin Knight
Fax No.: (804) 344-8129

with a copy to:	Apple Nine Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Legal Dept.
Fax No.: (804) 727-6349

If to Seller:	c/o White Lodging Services Corporation
701 E. 83rd Avenue
Merrillville, Indiana 46410
Attention: Deno Yiankes
Fax No.: (219) 472-2034

with a copy to:
Carol Ann Bowman
1000 East 80th Place, Suite 700 North
Merrillville, Indiana 46410
Fax No.: (219) 680-4226

and to:

M. Jay Yurow
Venable LLP
8010 Towers Crescent Drive
Suite 300
Vienna, Virginia 22182
Fax No. (703) 821-8949

          Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI
MISCELLANEOUS

          16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

          16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

          16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

          16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the jurisdiction in which the Hotel is located (without regard to conflicts of law principles).

          16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

          16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller. In addition, Buyer agrees that all materials placed in the e-room and otherwise made available for review by Buyer and its consultants and agents shall be handled and treated in a confidential manner; provided, however, that the forgoing provisions shall not be deemed to limit Buyer’s right to disclose the details of the transaction contemplated hereby or to share the materials made available by Seller to Buyer with its legal and financial advisors.

          16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to expiration of the Review Period.

          16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

          16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

          16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

          16.11 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

          16.12 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

          16.13 Relationship. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that (except as and to the extent specifically provided for herein) no provision contained herein, nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of seller and purchaser.

           16.14 Like-Kind Exchange. Seller shall have the right to structure its transfer of the Property as part of a like-kind exchange to be designated by Seller (including the ability to have title taken in the name of an entity established in order to effectuate such exchange), by providing Buyer with notice of such exchange by not later than ten (10) days prior to the Closing Date (with any documents to be reviewed by Buyer in connection therewith to be submitted to Buyer by not later than five (5) days prior to the Closing Date), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer shall cooperate with a Seller in effecting such exchange (such cooperation to be limited to the review and execution of an assignment to a qualified exchange intermediary and other reasonable requests of Seller and expressly to exclude any arrangement to provide for installment sale treatment), provided that: (i) any costs and expenses incurred by Buyer as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller, (ii) Seller shall indemnify and hold harmless Buyer from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Buyer in effecting the exchange contemplated hereby, including, but not limited to, Buyer’s reasonable attorneys’ fees; and (iii) such exchange shall not result in any delay in Closing the transaction described in this Contract.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

KRG/WHITE LS HOTEL, LLC, an Indiana limited liability company

By:	WHITE LODGING SERVICES CORPORATION, an Indiana corporation, its Manager

	By:	/s/ Lawrence E. Burnell

Lawrence E. Burnell
Chief Operating Officer

KITE REALTY/WHITE LS HOTEL OPERATORS, LLC, an Indiana limited liability company

By:	WHITE LODGING SERVICES CORPORATION, an Indiana corporation, its Manager

	By:	/s/ Lawrence E. Burnell

Lawrence E. Burnell
Chief Operating Officer

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC.

By:	/s/ Justin G. Knight

Name: Justin G. Knight
Title: President

Schedule 3.1

Due Diligence List

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Lot Numbered Five (5) as shown on the recorded Plat of Eddy Street Commons First Minor Subdivision, recorded December 31, 2008 as Document Number 0841270 in the Office of the Recorder of St. Joseph County, Indiana.

EXHIBIT B

ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessment, Dated June 1, 2007 Prepared by Keramida Environmental, Inc. for Kite Realty Group.

Addendum to Phase I Environmental Site Assessment, Dated August 13, 2007, Prepared by Keramida Environmental, Inc. for Kite Realty Group.

ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this “Agreement”) made the ___ day of February, 2011 by and among KRG/WHITE LS HOTELS, LLC, an Indiana limited liability company (“Seller”), APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, or its assigns (“Buyer”, together with Seller, the “Parties”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

          WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated February ___, 2011 (the “Contract”) between Seller, Kite Realty/White Hotel LS Operator, LLC, an Indiana limited liability company and Buyer, the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

          WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties and Escrow Agent as follows:

                    1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit in a federally-insured interest-bearing account in a national banking association or such other institution as Buyer and Seller may approve. Escrow Agent further acknowledges that all interest accruing on the Deposit shall be paid to the party entitled to the Deposit under the terms of the Contract.

                    2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

                    3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

                              B. If, at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the

Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

                              C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

                    4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

                    5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

                              B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

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                              C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

                    6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

                              B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

                    7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

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(i)	If addressed to Seller to:

c/o Carol Ann Bowman
1000 East 80th Place
Suite 700 North
Merrillville, Indiana 46410
Attention: Ann Bowman
Fax No.: (219) 680-4226

(ii)	If addressed to Buyer, to:

Apple Ten Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Justin Knight
Fax No.: (804) 344-8129

with a copy to:

Apple Ten Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

Chicago Title Company
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attn: Debby Moore
Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

                    8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

                    9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

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          IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

KRG/WHITE LS HOTEL, LLC
By:
White Lodging Services Corporation, Manager

By:

Lawrence E. Burnell
Chief Operating Officer

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC.

By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:

Name:

Title:

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EXHIBIT D

LIST OF FF&E

Description
Artwork
Artwork/Lamps/Chairs
Bed Bases
Bed Scarves/Skirts
Cabinets
Carpet
Carpet Extractor
Carpet Pad
Carts/Storage Compartment
Cash Drawers
Chairs
Check Reader
Coin Slide Kit
Computer
Computer Hardware
Computer Software
Computer/Printer
Corner Guards
Custom logo mat
Depository Safe
Desk Lamps
Drapery
Dust Skirts/Leaf Scarves
Easel Board
Exercise Equipment
Exterior Signage
File Cabinet/Office Chair
Fire Ext
Floor Lamps
Framed Artwork
Framed Posters Marriott
Freezers
Guest Room Phones
Guestroom Bench
Head Board
Headboards/Desks
Interior Signage
Iron Holders
Ironing Boards/Trash Can
Irons/Iron Boards
Kitchen Equipment
Lamps
Lamps/Tables
Laptop

Laundry Scale Cart
Laundry Table
Light Fixtures
Lighting
Lockers
Luggage Rack
Materials for Windows
Mats
Mattresses
Mattresses/Boxsprings
Microwave Ovens
Mirrors
Nightstands/Desks
Printer
Printer/Fax Scan
PTAC
Radio/Microphone
Refrigerators
Router
Scales
Shelves
Shower Doors
Stack Chairs
Stool/Step
Storage Shelving
Tables
Tables/Chairs
Tables/Shelving
Task Chairs
Televisions
Trash Receptacles
Tripod Screen
Vanity Mirrors
Vases
Vinyl Wall covering
Washer/Dryer
Window Treatments

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EXHIBIT E

POST-CLOSING AGREEMENT

          THIS POST-CLOSING AGREEMENT (this “Agreement”) is executed effective as of ___, 2011 (the “Effective Date”), by and among KRG/WHITE LS HOTEL, LLC (“Seller”), APPLE TEN HOSPITALITY OWNERSHIP, INC. (“Buyer”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

          WHEREAS, pursuant to the provisions of Section 8.9 of that certain Purchase Contract dated as of February __, 2011 between Seller, Kite Realty/White Hotel Operators, LLC, an Indiana limited liability company and Buyer (as amended, the “Contract”), Buyer and Seller have requested that Escrow Agent hold in escrow the Escrow Funds (as defined in the Contract) in the amount of Two Hundred Thousand Dollars ($200,000.00) in accordance with the provisions, upon the terms and subject to the conditions of this Agreement; and

          WHEREAS, the Escrow Funds are being delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Contract.

          2. Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Escrow Funds. Escrow Agent shall invest the Escrow Funds as directed by Seller, provided such investments are reasonably acceptable to Buyer, and interest earned thereon shall constitute part of the Escrow Funds.

          3. Escrow Funds. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Escrow Funds, Escrow Agent shall keep the Escrow Funds in Escrow Agent’s possession pursuant to this Agreement for a period of one (1) year from and after the Closing Date (the “Escrow Term”) to provide for timely payment of claims made after Closing by Buyer for indemnification, reimbursement, damages or other amounts payable by Seller or for the performance of any of Seller’s obligations (each, a “Claim”) pursuant to the terms of the Contract or this Agreement, including without limitation all indemnification obligations of Seller to Buyer pursuant to Section 8.8 of the Contract. The forgoing provisions of this Section 3 and the Recitals notwithstanding, Seller and Buyer agree that on the date that is six (6) months after the Closing Date, the Escrowed Funds shall be reduced to One Hundred Thousand Dollars ($100,000.00), and Escrow Agent is hereby instructed to pay the amount of Escrowed Funds in excess of One Hundred Thousand Dollars ($100,000.00) to Seller on the date that is six (6) months after the Closing Date.

          4. Claims. Upon the determination by Buyer of the amount for which a Claim will be made, Buyer shall send notice of such Claim (stating the amount claimed) to the Escrow Agent and Seller. If Seller does not give written notice to the Escrow Agent and Buyer of its intent to dispute the Claim or the amount claimed within five (5) business days of the date Seller receives, pursuant to Section 8 below, Buyer’s notice of Claim, Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount specified in Buyer’s notice. If Seller disputes the Claim within the five (5) business day period and Buyer and Seller are unable to settle the dispute, Buyer and Seller shall petition a court of competent jurisdiction for a resolution of the dispute. Seller and Buyer shall each pay their respective costs incurred in any such court proceedings and shall bear equally the expenses of the Escrow Agent in connection therewith. If Buyer and Seller fail to bring such petition within thirty (30) days after the notice of dispute of claim is received, Escrow Agent may, but is not required, to bring such a petition. In any such action, all parties hereto agree to waive any right to a trial by jury. After settlement or final determination of any dispute relating to a Claim, the Escrow Agent shall immediately pay to Buyer from the Escrow Funds the amount, if any, determined to be payable to Buyer. Payment of any Escrow Funds to Buyer shall not discharge Seller’s obligations under the Contract unless and until all of Buyer’s Claims are paid, discharged and satisfied in full. Seller shall be and remain liable to Buyer for, and shall pay to Buyer the full amount of, all such Claims notwithstanding that the Escrow Funds may be insufficient to pay the same in full, and Seller shall immediately pay to Buyer the amount of any deficiency to satisfy in full the amount of each Claim. Unless otherwise provided herein, if (i) Buyer has not sent any notice of a Claim during the Escrow Term or (ii) (x) all Claims of Buyer have been fully paid, discharged and satisfied to Buyer’s satisfaction during the Escrow Term and (y) a court of competent jurisdiction has resolved any disputes brought before it by Buyer and Seller (or Escrow Agent on its own) and all orders of such court have been complied with, the amount of Escrow Funds remaining with Escrow Agent at the expiration of the Escrow Term, together with any interest accrued thereon, shall (subject to the terms of this Agreement) be promptly returned to Seller by Escrow Agent; provided, however, the return of any Escrow Funds not shall terminate or relieve Seller of its unsatisfied post-closing obligations, if any, to Buyer under the Contract.

          5. Reliance by Escrow Agent. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the parties hereto or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

          6. Liabilities of Escrow Agent.

                    a. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

                    b. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the parties hereto jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

                    c. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

          7. Resignation or Termination of Escrow Agent.

                    a. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) business days’ prior written notice to each of the parties hereto. The parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) business day period to whom the Escrow Funds shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Escrow Funds as custodian thereof until otherwise directed by the parties hereto, jointly, or until the Escrow Funds are released in accordance with subsection 7.b. below, in each case, without liability or responsibility.

                    b. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Escrow Funds with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the parties with respect to the Escrow Funds, Escrow Agent may deposit the Escrow Funds with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

          8. Notices. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If addressed to Seller, to:

c/o White Lodging Services Corporation
701 East 83rd Avenue
Merrillville, Indiana 46410
Attn: Lawrence E. Burnell
Chief Operating Officer
Fax No.: (219) 685-6114

With a copy to:

Carol Ann Bowman
1000 East 80th Place, Suite 700 North
Merrillville, Indiana 46410
Fax No.: (210) 680-4226

If addressed to Buyer, to:
Apple Ten Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attn: Justin Knight
Fax No.: (804) 344-8129

with a copy to:

Apple Ten Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 727-6349

If addressed to Escrow Agent, to:

Chicago Title Company
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attn: Debby Moore

Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

          9. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

          10. Binding Effect; Assignment; Amendments; Survival. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the parties hereto and their respective successors and assigns. This Agreement may only be amended by a written modification executed by Buyer and Seller. This Agreement shall survive Closing of the sale of the Property and delivery of the Deed and shall not be in limitation or in lieu of, the other rights and remedies available to Buyer under the Contract.

[Signatures on Next Page]

          IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER:
KRG/WHITE LS HOTEL, LLC
By: White Lodging Services Corporation, Manager

By:

Lawrence E. Burnell Chief Operating Officer

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC.
By:

Name:

Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:

Name:

Title:

EXHIBIT F

CONSENTS AND APPROVALS

A. Consents Under Hotel Contracts1

Marriott International, Inc. (with respect to rights under the Existing Franchise Agreement)

University of Notre Dame, Du Lac (relating to the Corrective Limited Warranty Deed dated December 20, 2008, but effective May 20, 2008)

World Cinema, Inc. (relating to the 4/30/2010 agreement shown on Exhibit G)

1 A number of the agreements identified on Exhibit H are in the name of the Manager. Some of these agreements take the form of “Master Agreements” affecting multiple properties, including the Hotel. Other agreements are specifically applicable to the Hotel (together with the Master Agreements, ”Manager Agreements”). Given that Manager will continue as manager of the Hotel after Closing, and that the Hotel may remain subject to the Manager Agreements, Seller and Manager will jointly determine (i) whether the Manager Agreements will continue to be effective following Closing without further action on behalf of the Manager, Seller or Buyer and (ii) to the extent consent or approvals are necessary to ensure that the Manager Agreements remain effective, the Seller or Manager, as necessary, will make a good faith effort to obtain the necessary consent or approvals.

EXHIBIT G

PROPERTY AGREEMENTS

Name	Dated	Between

SESAC Hotel, Motel, and Resort Group Performance License	1/1/2009	White Lodging Services Corporation (master agreement) and SESAC, LLC
Newmarket International, Inc. Software License Agreement	5/30/2002	White Lodging Services Corporation (master agreement) and Newmarket International, Inc.
Commercial Sales Proposal/Agreement	11/23/2009	White Lodging and ADT Security Services, Inc.
Satellite Programming License and Equipment Lease	4/30/2010	KRG/White LS Hotel, LLC and World Cinema, Inc.
Guest-Tek IP Systems and Services Ordering Agreement	4/28/2008	White Lodging Services Corporation and Guest-Tek Interactive Entertainment, LTD.
Digital Signage System License and Maintenance Agreement	7/7/2010	White Lodging and Four Winds Interactive, LLC.
Maintenance Agreement	4/23/2010	White Lodging Services - Notre Dame Fairfield Inn and Suites and OCE Imagistics

EXHIBIT H

PENDING CLAIMS OR LITIGATION

EXHIBIT I

South Bend, Indiana – FFIS

MANAGEMENT AGREEMENT

by and between

WHITE LODGING SERVICES CORPORATION

as “MANAGER”

and

APPLE TEN HOSPITALITY MANAGEMENT, INC.

as “OWNER”

Dated as of _____________ __, 2011

TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

iii

MANAGEMENT AGREEMENT

          THIS MANAGEMENT AGREEMENT (“Agreement”) is made as of ____________ __, 2011 (the “Agreement Date”) and effective as of the date identified as the “Effective Date” in Schedule 1 (“Effective Date”), by APPLE TEN HOSPITALITY MANAGEMENT, INC., a Virginia corporation (“Owner”), and WHITE LODGING SERVICES CORPORATION, an Indiana corporation (“Manager”).

RECITALS:

          A. Owner is the holder of a leasehold interest in the parcel of real property described on Exhibit A attached to this Agreement and incorporated herein and as further identified and described in the “Description of the Hotel” in Schedule 1 (the “Site”) by virtue of that certain TRS Lease Agreement identified in Schedule 1. The Site is improved as indicated in the “Description of the Hotel” in Schedule 1 (the “Improvements”). The Site and the Improvements, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of “Hotel” in Section 12.01 hereof, are collectively referred to as the “Hotel”.

          B. Owner desires to engage Manager to manage and operate the hereinafter described hotel, and Manager desires to accept such engagement, upon the terms and conditions set forth in this Agreement.

          C. All capitalized terms used in this Agreement shall have the meaning set forth in Section 12.01 hereof.

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Manager agree as follows:

ARTICLE I
APPOINTMENT OF MANAGER

1.01. Appointment.

          Owner hereby appoints and employs Manager as an independent contractor as provided in this Agreement to supervise, direct and control the management and operation of the Hotel throughout the Term. Manager accepts such appointment and agrees to manage the Hotel during the Term in accordance with the terms and conditions of this Agreement.

1.02. Management of the Hotel.

          A. Manager shall manage the Hotel, including, without limitation, performance of the following functions, at Owner’s expense as provided in this Agreement and in all events subject to the availability of Owner funds, in accordance with Prudent Industry Practices, the provisions of this Agreement and all standards imposed by the Franchise Agreement:

               1. Recruit, employ, supervise, direct and discharge the employees at the Hotel and maintain adequate staff, to carry out its duties under this Agreement.

               2. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates.

               3. Establish and revise, as necessary, administrative policies and procedures, including policies and procedure for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

               4. Make payments on accounts payable and handle collection of accounts receivable.

               5. Procure all Inventories and Fixed Asset Supplies.

               6. Prepare and deliver Accounting Period Statements, Annual Operating Statements, estimates on building repairs and on equipment repairs and replacements and such other information as is required by this Agreement.

               7. Plan, execute and supervise repairs and maintenance at the Hotel.

               8. Obtain the insurance required to be obtained by Manager pursuant to Article VI of this Agreement and obtain or cause to be obtained all risk management services related thereto, subject to the provisions of Section 6.05.

               9. Obtain and keep in full force and effect, either in its own name or in Owner’s or Owner’s Affiliate’s name, or in Manager and Owner’s or Owner’s Affiliates name, as may be required by applicable law, any and all licenses and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use all due diligence and best efforts to obtain and keep same in full force and effect).

               10. Subject to the terms of this Agreement, execute reasonable subordination and non disturbance agreements, estoppel certificates and other documentation required by any purchaser or mortgagee and reasonably cooperate (provided that Manager shall not be obligated to enter into any amendments of this Agreement and such purchaser or lender agrees to recognize the rights on Manager under and as provided in this Agreement) with Owner or Landlord in any attempt(s) by Owner or Landlord to effectuate a Sale of the Hotel or to obtain a Mortgage. No financing for the Hotel will limit or impair the ability of Manager to operate the Hotel and receive payments due Manager under this Agreement or modify the terms and conditions or this Agreement without Manager’s prior written approval.

               11. Arrange for and supervise public relations and advertising with the concurrence of Owner and prepare marketing plans.

               12. Manage and operate the Hotel at all times in compliance with the Franchise Agreement, including (without limitation) the Manual (as defined in the Franchise Agreement) and Prudent Industry Practices.

          B. Subject to the terms of this Agreement and the Franchise Agreement, the operation of the Hotel shall be under the exclusive supervision and control of Manager, and subject to the availability of Owner funds, Manager shall be responsible for the proper and efficient operation of the Hotel. In fulfilling its obligations under this Agreement, Manager will act as a reasonable, prudent operator of the Hotel, having regard for the status of the Hotel, operating the Hotel in accordance with Prudent Industry Practices and at all times maintaining and complying with all standards imposed by the Franchise Agreement, and subject to the foregoing and all other terms and conditions of this Agreement, shall have discretion free from interference, interruption or disturbance with respect to the following: charges, terms and conditions for Guest Rooms and commercial space; credit policies and services provided by the Hotel; food and beverage services; employment policies; granting of leases, subleases, licenses and concessions for shops and business within the Hotel, provided that the term of any such lease, sublease, license or concession shall not exceed the lesser of one (1) year or the Term without the prior written approval of Owner; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of Inventories, supplies and services; promotion and publicity; payment of costs and expenses as are specifically provided for in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel; and, generally, all activities necessary for operation of the Hotel. With respect to all Material Management Decisions, Manager shall consult with Owner in advance of making any such decisions. The term “Material Management Decisions” means a decision to be made in connection with any expenditure of more than $10,000 for each item or $50,000 in the aggregate for all such items in any Fiscal Year if such expenditure is not included in the approved Annual Operating Projection for such Fiscal Year or if such expenditure would result in an increase in the overall Annual Operating Projection.

          C. Subject to the Annual Operating Projections, Manager will use reasonable efforts to comply with all applicable Legal Requirements (except for certain Legal Requirements which are Owner’s responsibility under this Section 1.02 and Section 5.03 hereof). Manager shall exert reasonable efforts to comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel at Owner’s expense as provided in this Agreement and subject to the availability of Owner funds. Any of Landlord, Owner or Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement shall be paid from Gross Revenues as Deductions. Owner will comply with all applicable Legal Requirements in connection with Owner’s responsibilities under this Agreement and in connection with Owner’s actions as Owner of the Hotel. In the event Manager is made aware of a violation of a Legal Requirement of which Manager did not have prior knowledge, Manager, upon becoming aware of such violation, shall take appropriate actions to comply with the Legal Requirement in question, subject to the availability of funds for such purpose in accordance with the Annual Operating Projections. Absent the existence of funds for such purpose, as set forth in the Annual Operating Projections, Owner shall advance funds for such purpose within thirty (30) days after receipt of a request therefor from Manager (or such shorter period of time as may be reasonably required, as set forth in Manager’s notice to Owner).

          D. Except as otherwise expressly set forth in this Agreement, the costs and expenses of managing and operating the Hotel in accordance with this Section 1.02 shall be Deductions and shall be paid for from Hotel revenue and funds provided by Owner as necessary.

1.03. Employees.

          All personnel employed at the Hotel shall at all times be the employees of Manager and not the employees of Owner. Manager shall have discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment; provided, however, that (i) Owner shall have the right to reasonably approve the hiring or termination of the persons who occupy the position of general manager for the Hotel (the “General Manager”) and (ii) Manager shall not negotiate or enter into any collective bargaining or other labor agreement with employees or with any organization representing or claiming to represent employees without Owner’s prior consent. No person shall be given gratuitous accommodations or services without prior joint approval of Owner and Manager except in accordance with written policies agreed upon by Owner and Manager. Manager shall reimburse Owner for the costs (including relocation costs) of hiring and training General Managers who are employed at the Hotel for less than one (1) year and are transferred or relocated, unless the transfer or relocation is requested by Owner, without cause. Manager shall indemnify, defend and hold Owner harmless from any and all claims, damages, liabilities, obligations and costs (including reasonable attorneys’ fees) arising from any gross negligence, theft, fraud or gross misconduct of the General Manager or an officer of Manager at the vice president level or above.

1.04. Owner’s Right to Inspect.

          Owner, its representatives, employees and agents shall have access to the Hotel at any and all reasonable times for the purpose of inspection, exercising any of its rights under this Agreement or showing the Hotel to prospective purchasers, tenants or Mortgagees and at any time in case of an emergency.

1.05. Regular Meetings.

          At Owner’s request, Owner and Manager shall have meetings at the Hotel and at mutually convenient times. Manager shall be represented at such meetings by the General Manager of the Hotel and such other personnel as the Manager and/or Owner may deem appropriate. The purpose of the meetings shall be, inter alia, to discuss the performance of the Hotel and other related issues, including any variations from the Annual Operating Projection.

1.06. Franchise Agreement.

          Subject to the availability of funds, Manager shall take such actions consistent with this Agreement as are necessary for the Hotel to comply with the Franchise Agreement and to operate the Hotel so that the Hotel will at all times comply with the Franchise Agreement. Owner covenants and agrees not to take any actions in violation of, which would result in the violation of, or which would cause Manager to violate the terms of, the Franchise Agreement and shall perform in particular the obligations related to the management or operation of the Hotel imposed upon licensee under the Franchise Agreement. Manager shall send promptly to Owner any and all notices that Manager receives from the Franchisor with respect to the Hotel or the Franchise Agreement and shall keep Owner informed with respect to all material matters that come to Manager’s attention under the Franchise Agreement. Notwithstanding the foregoing, Manager shall not have the right to grant any consent or approval reserved to the Owner as licensee under the Franchise Agreement or to make any agreement on behalf of Owner as licensee under the Franchise Agreement. Owner further covenants and agrees that it will not amend the Franchise Agreement in a manner that would adversely impact Manager’s ability to manage the Hotel in accordance with Prudent Industry Practices or adversely impact Manager’s rights under this Agreement without the prior written consent of Manager. Owner shall have the right to terminate the Franchise Agreement and enter into a different Franchise Agreement, from time to time. Any costs, fees or expenses associated with such termination shall be paid by Owner from its own funds and shall not be paid out of Gross Revenues and shall not be Deductions.

1.07. Limitations on Manager’s Authority.

          Manager shall not, without Owner’s prior approval, except as provided for in the Annual Operating Projection approved by Owner, enter into any FF&E Lease if (i) the fair market value of the FF&E subject to such FF&E Lease at the time of entering into such FF&E Lease exceeds Twenty-Five Thousand Dollars ($25,000); (ii) the fair market value of the FF&E subject to all FF&E Leases at the time of entering into such FF&E Lease exceeds Fifty Thousand Dollars ($50,000) in the aggregate; (iii) the FF&E subject to such FF&E Lease is FF&E that is not, consistent with Prudent Industry Practices, customarily leased; (iv) such FF&E Lease is with an Affiliate of Manager or is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary in an arm’s length transaction for leases of similar FF&E; or (v) such FF&E Lease is not terminable by Owner upon thirty (30) days’ notice.

1.08. Representations and Warranties of Manager.

          Manager hereby represents and warrants to Owner as follows:

          A. Authority. Manager is a corporation, duly formed and validly existing under the laws of the State of Indiana and is duly authorized to transact business and in good standing in the state in which the Hotel is located. Manager has obtained all necessary consents to enter into and perform this Agreement and is fully authorized to enter into and perform its obligations under this Agreement. All known required consents or approvals of any person, entity or governmental authority were obtained for the execution, delivery or performance by Manager of this Agreement, and this Agreement is hereby binding and enforceable against Manager.

          B. No Conflicts. Neither the execution nor the performance of, or compliance with, this Agreement by Manager has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under its existing corporate charter, certificate of incorporation, bylaw, or other organizational documents of Manager or under any, mortgage indenture, lien, agreement, promissory note, contract, or permit or any judgment, decree, order, restrictive covenant, statute, rule or regulation, to which Manager is a party.

          C. Bankruptcy. Neither Manager nor any of its Affiliates is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

1.09. Representations and Warranties of Owner.

          Owner hereby represents and warrants to Manager that Owner is a corporation duly formed, validly existing and in good standing in the state of Virginia and in the state in which the Hotel is located. Owner has obtained all necessary consents to enter into and perform this Agreement and is fully authorized to enter into and perform its obligations under this Agreement. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Owner of this Agreement, and this Agreement is hereby binding and enforceable against Owner. Neither the execution nor the performance of, or compliance with, this Agreement by Owner has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents of Owner or under any, mortgage indenture, lien, agreement, promissory note, contract, or permit or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Owner. Owner is not insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

ARTICLE II
TERM

2.01. Term.

          The “Initial Term” of this Agreement shall begin on the Effective Date and shall continue until the expiration date identified in Schedule 1. The Initial Term of this Agreement may be extended for the extension terms provided in Schedule 1 (each an “Extension Term”) upon the following terms and conditions: (i) Owner or Manager shall give written notice to the other of its desire to extend (“Extension Notice”) not less than one hundred eighty (180) days nor more than two hundred seventy (270) days prior to the end of the Initial Term or first Extension Term, as applicable, (ii) Owner and Manager shall, if at all, mutually agree to renew this Agreement on the same terms and conditions, and (iii) at the end of the Initial Term or the immediately preceding Extension Term, as applicable, no Event of Default by the extension requesting party shall have occurred and be continuing beyond any applicable cure period under this Agreement, and any then-existing event of Event of Default shall have been cured within the applicable cure period.

2.02. Performance Termination.

          A. Subject to the provisions of Section 2.02.B and Section 2.02.C below, Owner shall have the option to terminate this Agreement after any Performance Termination Period, as defined in Schedule 1, with respect to which both of the following occurs:

                    1. Gross Operating Profit determined in accordance with the Uniform System of Accounts per available guest room at the Hotel is not comparable to that obtained per available guest room by well managed hotels of similar size, services, facilities and rate structure as determined by an Expert, which shall mean an individual employed by an independent, nationally recognized hotel consulting firm who is qualified to resolve the issue in question, having at least ten (10) years experience in the subject matters in question, and the Expert shall be appointed in each instance by agreement of Owner and Manager or, failing agreement, Owner and Manager each shall select one (1) such individual and the two (2) individuals so selected shall select another qualified individual to be the Expert, and Owner and Manager each agrees that it shall not appoint an individual as an Expert if the individual is, as of the date of appointment or within three (3) years prior to such date, employed by such party, either directly or as a consultant, in connection with any matter other than as an Expert; and provided, however, that for the purposes of determining whether Owner has the option to terminate this Agreement pursuant to this paragraph 2.02.A.1, to the extent Gross Operating Profit for the Hotel was materially and quantifiably affected by Force Majeure affecting the Hotel, the Gross Operating Profit shall be equitably adjusted to an amount reasonably projected absent such Force Majeure, such adjustment to be substantiated by such evidence and reasonably detailed calculations provided by Manager to Owner (“Test Prong 1”); and

                    2. The Revenue Index of the Hotel during the Performance Termination Period is less than the Revenue Index Threshold for such Performance Termination Period (“Test Prong 2”).

          B. Owner shall exercise such option to terminate by serving written notice thereof on Manager no later than sixty (60) days after Owner’s receipt of the final Accounting Period Statement for the Performance Termination Period, and this Agreement shall terminate as of the end of the second (2nd) full Accounting Period following the date on which Manager receives the above-described notice from Owner. Notwithstanding anything contained herein to the contrary, Manager at its option may elect to void Termination pursuant to Section 2.02.A. for the then-current Performance Termination Period (but not for any future Performance Termination Period) by notifying Owner within ten (10) days after Manager’s receipt of such notice from Owner; provided, however, that the amount that was sufficient to have avoided the failure of the test in Section 2.02.A.1 (the “Deficit Amount”) shall be made up to Owner by either (i) Manager paying the Deficit Amount to Owner within such ten (10) day period or (ii) offsetting the Deficit Amount against any Base Management Fees, Incentive Management Fees and/or other amounts or reimbursements payable to Manager under this Agreement, as Owner may direct. Owner’s exercise of its termination rights hereunder shall not be effective if the failure of the test is due to Owner’s default of its obligations under this Agreement.

          C. Notwithstanding the provisions of Section 2.02.A above, in the event Manager assigns its interest in this Agreement as part of a Non-Affiliate Sale contemplated in Section 10.01 hereof, the performance test shall no longer be a two prong test, but rather, Owner shall have the right to terminate this Agreement (subject to the continuing effect of Section 2.02.B) for a failure of the test if Manager fails to meet either Test Prong 1 or Test Prong 2 during the Performance Termination Period in question.

          D. Owner shall have the option to terminate this Agreement in the event SALT or GSS service scores for the Hotel (each, the “Guest Satisfaction Score”), as applicable (or any equivalent successor service scoring program instituted by the franchise if SALT or GSS, as applicable is no longer used) is in the bottom fifteen (15%) of SALT or GSS service scores for all hotels operating under the brand applicable to the Hotel, regardless of ownership, for a twelve (12) consecutive month period, and the Guest Satisfaction Scores for the Hotel are not related to the physical condition of the Hotel, the result of inadequate funding provided by Owner or Owner’s failure to comply with the terms of the Franchise Agreement. Such termination right shall be exercisable by delivery of written notice by Owner to Manager, which notice shall identify a date which is six (6) months after the date of the notice, and which termination shall only be effective if Manager fails to raise the average Guest Satisfaction Score for the Hotel above the 15% threshold for such six month period and any continued failure to raise the score above the 15% threshold is not the result of the physical condition of the Hotel, the result of inadequate funding provided by Owner or Owner’s failure to comply with the terms of the Franchise Agreement.

          E. Owner’s failure to exercise its right to terminate this Agreement pursuant to this Section 2.03 shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to any subsequent event or circumstance that could give Owner the right to terminate hereunder.

ARTICLE III
COMPENSATION OF MANAGER

3.01. Management Fees.

          In consideration of services to be performed during the Term, Manager shall be paid the sum of the following as its management fees:

          A. the Base Management Fee, which shall be retained by Manager from Gross Revenues except as otherwise provided in this Agreement; plus

          B. the Incentive Management Fee as provided in Section 3.02 below.

3.02. Operating Profit.

          A. Operating Profit, if any, shall be distributed to Owner and to Manager in the following order of priority, except as otherwise provided in this Agreement:

                    1. An amount up to the maximum amount of Owner’s Priority shall be paid to Owner;

                    2. The Incentive Management Fee shall be paid to Manager; and

                    3. Any remaining balance of Operating Profit shall be paid to Owner.

          Owner’s Priority shall not be cumulative from one Fiscal Year to the next. Notwithstanding anything in this Agreement to the contrary, Manager acknowledges and agrees that Incentive Management Fees are only payable annually within thirty (30) days after Owner’s receipt of the Annual Operating Statement; provided however, that any Incentive Management Fee earned, but not then payable to Manager pursuant to the preceding clause of this sentence, shall be held by Manager in the Hotel Operating Account and not distributed to Owner pursuant to Section 3.02.A.3 above.

          B. To the extent of available Operating Profit with respect to each Accounting Period, Manager shall distribute a prorated portion of the Owner’s Priority (including any accrued and unpaid Owner’s Priority) to Owner for each such Accounting Period in accordance with Section 4.01.

ARTICLE IV
ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS

4.01. Accounting, Distributions and Annual Reconciliation.

          A. Within twenty (20) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner, prepared in accordance with the Uniform System of Accounts, showing Gross Revenues, Deductions, Operating Profit and applications and distributions thereof for the preceding Accounting Period and any other information reasonably requested by Owner. Manager shall transfer to Owner, with each Accounting Period Statement, any interim amounts due Owner, subject to Working Capital needs, and shall retain any interim amounts payable to Manager pursuant to the terms of this Agreement.

          B. Calculations and payments of the Incentive Management Fee, the Base Management Fee and distributions of Operating Profit made with respect to each Accounting Period shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next, except as otherwise provided herein. Within the earlier of either (i) sixty days after the end of each Fiscal Year or (ii) the SEC Filing Period, Manager shall deliver to Owner a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotel for the immediately preceding Fiscal Year and a certificate of Manager’s chief accounting officer certifying that, to the best of his or her knowledge, such Annual Operating Statement is true and correct. Subject to Owner’s right to audit provided for in this Agreement and subject to such Annual Operating Statement being in proper form and containing such information as may be reasonably requested by Owner or otherwise agreed upon by the parties, such Annual Operating Statement shall be deemed accepted by Owner unless objected to within fifteen (15) Business Days after Owner’s receipt thereof. In the event Owner objects to such Annual Operating Statement within such fifteen (15) Business Day period, Manager shall have ten (10) days to address Owner’s objections and provide Owner with a revised Annual Operating Statement. The parties shall, within five (5) Business Days after Owner’s receipt of the final Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.

          C. To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner. If Owner does not fund such Operating Loss within the thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount to cover such Operating Loss from future distributions of funds otherwise due to Owner. Furthermore, if Owner fails to fund such deficiency upon request by Manager, Manager may also withdraw interest upon such sum from the date payment was due until repayment to Manager at a rate equal to the Prime Rate plus one percent (1%) per annum.

4.02. Books and Records.

          Manager shall maintain books of control and account pertaining to operations at the Hotel on the accrual basis and in all material respects in accordance with the Uniform System of Accounts. Owner may at reasonable intervals during Manager’s normal business hours examine such records. If Owner desires to audit, examine or review the Annual Operating Statement, Owner shall notify Manager in writing within sixty (60) days after receipt of such Annual Operating Statement of its intention to audit. Owner shall use reasonable efforts to complete such audit within one hundred twenty (120) days after commencement thereof. If Owner does not make such an audit, then such Annual Operating Statement shall be deemed to be conclusively accepted by Owner as being correct, except in the event of manifest error or fraud by Manager. If any audit by Owner discloses an understatement of any amounts due Owner, Manager shall promptly pay Owner such amounts found to be due, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. If any audit discloses that Manager has not received any amounts due it, Owner shall pay Manager such amounts, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. The cost of the audit shall be paid by Owner; provided, however, Manager shall pay for such cost if such audit discloses an underpayment to Owner for the Fiscal Year so audited of five percent (5%) or more of the amount that should have been paid to Owner for such Fiscal Year. In addition, if the Franchise Agreement requires Owner to pay interest and/or the cost of an audit to the Franchisor on account of an understatement in reports provided by Manager, Manager shall pay such interest and costs in accordance with the Franchise Agreement without (either directly or indirectly) passing such charges on to Owner, and also such amounts so paid by Manager shall be Manager’s Liabilities.

4.03. Accounts, Expenditures.

          A. All funds derived from operation of the Hotel and Working Capital shall be deposited by Manager in Owner’s bank accounts (the “Operating Accounts”) established by Manager in a bank or banks designated by Manager with the concurrence of Owner. Withdrawals by Manager from such Operating Accounts shall be made solely by the General Manager or the Assistant General Manager of the Hotel, a senior officer of Manager or such other representatives of Manager whose signatures have been authorized by Manager with the concurrence of Owner. Reasonable petty cash funds shall be maintained at the Hotel.

          B. All payments made by Manager hereunder shall be made from the Operating Accounts, Working Capital, petty cash funds or from the Reserve (in accordance with Section 5.02). Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel, unless resulting from the gross negligence or gross misconduct of the

General Manager or an officer of Manager at the vice president level or above (each, “Manager’s Liability” and, collectively, “Manager’s Liabilities”).

          C. Debts and liabilities (other than Manager’s Liabilities) incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues, and Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability, and damage (including, without limitation, reasonable attorneys’ fees and expenses) arising from Owner’s failure to pay or perform such debts and liabilities. Manager shall pay, indemnify, defend and hold Owner harmless from and against all Manager’s Liabilities and all loss, costs, liability and damage (including, without limitation, reasonable attorneys’ fees and expenses) arising from Manager’s failure to pay or perform Manager’s Liabilities. The provisions of this Section 4.03.C shall survive Termination.

4.04. Annual Operating Projection.

          Manager shall deliver to Owner for its review, at least thirty (30) days prior to the beginning of each Fiscal Year after the first Fiscal Year following the Effective Date, a preliminary draft of the business plan (including a proposed budget) and a projection of the estimated Gross Revenues, departmental profits, Deductions, Operating Profit and FF&E Leases for the forthcoming Fiscal Year for the Hotel (the “Annual Operating Projection”) for approval by Owner. Manager will consider in good faith suggestions made by Owner with respect to the Annual Operating Projection and make modifications thereto that are agreed upon by Owner and Manager. In the case of the Fiscal Year beginning on the Effective Date, Manager and Owner have already agreed upon the Annual Operating Projection for such Fiscal Year. Upon approval of the Annual Operating Projection by Owner and Manager, Manager in good faith shall use commercially reasonable efforts to adhere to such Annual Operating Projection. In the event Owner and Manager are unable to agree upon the Annual Operating Projection by the commencement of the Fiscal Year to which it relates, Manager shall continue to manage the Hotel pursuant to the previously approved Annual Operating Projection (including the amount of Working Capital) increased by the lesser of (i) three percent (3%) or (ii) the percentage increase in the CPI, until such time as Owner and Manager agree on an Annual Operating Projection for the Fiscal Year. If Owner objects to any portion of the Proposed Annual Operating Projection, Owner shall be specific as to category and any category not specifically disapproved by Owner shall be deemed approved. Owner will provide Manager with the specific reasons for its disapproval with Owner’s written objection, and the parties will attempt to resolve, in good faith, any objections within the thirty (30) day period following Owner’s objection.

4.05. Working Capital.

          The parties recognize that, as of the Effective Date, the level of Working Capital funds, which shall be held in the Operating Accounts, is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and reasonably foreseeable changes in circumstances after the Effective Date. Manager may from time to time during the Term request that Owner advance additional funds in excess of those set forth on Schedule 1 necessary to maintain Working Capital at levels reasonably determined by Manager (with the concurrence of Owner acting in its reasonable discretion, not to be unreasonably withheld, conditioned or delayed) to be necessary to satisfy the needs of the Hotel. In the event Owner and Manager are unable to agree upon the amount of additional Working Capital within thirty (30) days after Owner’s receipt of such written notice from Manager, Manager may elect to terminate this Agreement. If Owner and Manager agree in writing upon the need for an amount of additional Working Capital and Owner does not so fund the additional Working Capital within ten (10) Business Days after Owner’s receipt of a written request from Manager to fund such agreed upon additional Working Capital, Manager shall have the right to withdraw an amount equal to the funds agreed upon and requested for additional Working Capital from future distributions of funds otherwise due Owner. All funds so advanced for Working Capital shall be utilized by Manager for the purposes of this Agreement. Subject to the foregoing, to the extent that there is insufficient Available Cash Flow to do so, Owner agrees to replenish the Working Capital to the level of the Working Capital required under Schedule 1 as may have been increased by agreement of the Parties, within ten (10) Business Days after Owner’s receipt of each Accounting Period Statement. Upon Termination, Manager shall immediately return the outstanding balance of the Working Capital to Owner.

4.06. Fixed Asset Supplies.

          The parties further recognize that, as of the Effective Date, the level of Fixed Asset Supplies is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and reasonably foreseeable changes in circumstances after the Effective Date. Any additional funds which are necessary to maintain Fixed Asset Supplies at levels determined by Manager (with the concurrence of Owner) to be necessary to satisfy the needs of the Hotel, shall be paid from Gross Revenues as Deductions. Fixed Asset Supplies shall remain the property of Owner throughout the term of this Agreement and upon Termination.

4.07. Real Estate and Personal Property Taxes.

          A. Subject to the availability of funds and except as specifically set forth in Section 4.07.B below, all real estate and personal property taxes, levies, assessments (including special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities that are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings)), “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of zoning variances or building permits, and similar charges on or relating to the Hotel (collectively, “Impositions”) during the Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Hotel, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within five (5) days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Hotel. Either Landlord or Owner may, and at Owner’s request Manager shall, initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities. Notwithstanding anything contained herein to the contrary, at Owner’s option (i) Manager shall establish an escrow account in the name of Owner in a bank or banks designated by Manager with the concurrence of Owner and shall deposit monthly into such account from Gross Revenues an amount that Manager reasonably estimates shall be sufficient to pay the Impositions, in which case Manager shall pay the Impositions from funds in the escrow account as and when the Impositions become due (and Owner shall promptly deposit into the escrow account any deficiency if the estimated monthly payments are not sufficient to pay all of the Impositions if there is insufficient Available Cash Flow to do so) or (ii) the amounts that would otherwise be deposited into such escrow account shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. If Owner elects to retain such amounts pursuant to clause (ii) above, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same as and when the Impositions become due, but such accrued and unfunded amounts shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee. In addition, if any Mortgagee requires the establishment of an escrow account with respect to the Impositions, Manager shall comply with such requirements, and the amounts so escrowed shall be applied to Impositions in accordance with such Mortgagee’s requirements. Any amounts paid with respect to Impositions shall be Deductions.

          B. The word “Impositions” as used in this Agreement shall not include any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax or other assessment or payment in lieu thereof imposed on Owner or Manager respectively, or any income tax imposed on any income of Owner or Manager respectively (including distributions to Owner or Manager pursuant to Article III hereof), all of which shall be paid solely by Owner or Manager, as applicable, not from Gross Revenues nor from the Reserve.

4.08. Sarbanes-Oxley Certification.

          A. Owner may, in connection with its or any of its Affiliate’s annual or quarterly Securities and Exchange Commission reporting requirements (and in any event no more than four (4) times in any Fiscal Year), request that Manager deliver to Owner or its Affiliate a certificate from an accounting officer of Manager, in a form approved by Owner’s accounting firm, certifying that, to his or her knowledge, the information contained in the Accounting Period Statements for the Accounting Periods contained within the applicable Fiscal Year or quarter are true and correct in all material respects, subject to final adjustment based on the annual review conducted by Manager in preparing the Annual Operating Statement. Owner shall submit such request in writing, along with the date by which such certificate is to be delivered, not less than five (5) business days prior to the requested delivery date, and Manager shall deliver the certificate by the requested date or, if later, within five (5) Business Days after Manager’s receipt of Owner’s request.

          B. In connection with Owner’s or its Affiliates’ certifications under Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002, Owner or such Affiliate shall have the right, at its option:

                    1. Either (i) to require Manager to document its processes and related internal controls for Owner or such Affiliate to use in its required documentation under Section 404 or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to document Manager’s processes and related internal controls; and

                    2. Either (i) to require testing by Manager of the controls identified in clause 1 above or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to permit Owner or such Affiliate to test the controls identified in clause 1 above.

          Manager shall provide Owner’s or such Affiliates’ independent auditors access to Manager’s books and records relating to the Hotel (including, without limitation, access to Manager’s premises) to conduct their audit of the testing performed pursuant to this Section 4.08. If Owner or such Affiliate determine such controls have weaknesses which should be mentioned in Owner’s or such Affiliates’ report on internal controls under Section 404 or other certifications under the Sarbanes-Oxley Act of 2002, Manager shall use its best efforts to remedy and/or correct identified weaknesses within thirty (30) days after notice.

ARTICLE V
REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01. Repairs and Maintenance to be Paid from Gross Revenues.

          Subject to the availability of adequate funds, Manager shall maintain the Hotel in good repair and condition, comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes and as required pursuant to the terms of the Franchise Agreement or by Owner. The phrase “routine maintenance, repairs and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the Reserve) and shall be treated as a Deduction.

5.02. Repairs, Maintenance and Equipment Replacements to be Paid from Reserve.

          A. Owner shall establish and maintain a reserve account in the name of Owner (the “Reserve”), in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

                    1. Replacements, renewals and additions to the FF&E at the Hotel; and

                    2. Routine Capital Expenditures.

          B. Manager shall transfer into the Reserve a percentage of the Gross Revenues as provided in Schedule 1. Transfers into the Reserve shall be made at the time of each Accounting Period Statement. All amounts transferred to the Reserve shall be a Deduction and shall be deposited in the Reserve account described in Section 5.02.A.

          C. Subject to the availability of adequate funds, Manager shall from time to time make such (1) replacements and renewals to the FF&E of the Hotel, and (2) Routine Capital Expenditures, as may be agreed upon by Owner and Manager or as may be required by the Franchise Agreement. Except as may be required by the Franchise Agreement, no expenditures will be made in excess of the balance of the Reserve without the approval of Owner. At the end of each Fiscal Year, any amounts remaining in the Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the Reserve. The Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Reserve. Neither (x) proceeds from the disposition of FF&E, nor (y) interest which accrues on amounts held in the Reserve, shall (a) result in any reduction in the required contributions to the Reserve set forth in Section 5.02.B above, nor (b) be included in Gross Revenues. Upon request by Manager, within five (5) Business days after Manager’s request therefor, Owner shall release funds from the Reserve to Manager based on Manager’s submission of vendor invoices supporting such request.

                    1. All repairs, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the Reserve, shall be the property of Owner, subject to Manager’s rights to apply such funds as provided in this Agreement. In addition and notwithstanding anything contained herein to the contrary, no funds shall be expended for replacements, renewals and additions to the FF&E, for Routine Capital Expenditures or for any other capital expenditures unless each such expenditure is included in the Annual Operating Projection approved by Owner or is otherwise approved by Owner. In the event that Owner requests that Manager perform capital improvements that are not included in the Annual Operating Projection, Manager will perform such improvements provided that Owner and Manager have theretofore agreed upon a mutually satisfactory funding mechanism to pay for the cost of such improvements. Notwithstanding the foregoing, in case of threatened damage or destruction to the Hotel or persons or property thereon due to Force Majeure or other comparable emergency, Manager may make such repairs, replacements or improvements to the Hotel as Manager reasonably deems necessary to avoid and/or minimize any such damage or destruction without Owner’s prior consent.

          D. Notwithstanding anything contained herein to the contrary, at all times that Owner is owned or controlled by Apple REIT Ten, Inc., at Owner’s option the amounts that would otherwise be deposited into the Reserve pursuant to this Section 5.02 may be commingled with other funds of Owner or its Affiliates and held in a reserve account in the name of Owner or its Affiliate. Further, in such case, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall release such funds to Manager in accordance with the provisions of Section 5.02.C hereof. All amounts transferred to the reserve under Section 5.02.D shall be a Deduction.

          E. Unless otherwise expressly covered by this Article V (including without limitation in case of emergency as provided in Section 5.02.D.), Manager shall not make any capital expenditure or improvement without first obtaining Owner’s prior written consent and approval.

          5.03 Capital Expenditures

          A. Manager shall prepare an annual estimate (the “Building Estimate”) of the expenses necessary for non-routine or major repairs, alterations, improvements, renewals, replacements, and additions to the Hotel including, without limitation, the structure, the exterior facade and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the Hotel building (the foregoing expenditures, together with all other expenditures which are classified as “capital expenditures” under generally accepted accounting principles, shall be collectively referred to as “Capital Expenditures.” Manager shall submit the Building Estimate to Owner for its review and approval at the same time the Annual Operating Projection is submitted. Manager shall not make any Capital Expenditures without the prior consent of Owner, unless otherwise permitted herein. Owner shall have thirty (30) days after receipt to review and approve such Building Estimate, it being agreed that Owner shall not withhold its approval with respect to Capital Expenditures as are required, in Manager’s reasonable judgment, to keep the Hotel in a first class, competitive, efficient and economical operating condition and/or in accordance with the requirements of the Franchise Agreement, or otherwise required for the continued safe and orderly operation of the Hotel, including the removal of Hazardous Materials in compliance with all Environmental Laws or in compliance with all Legal Requirements. Owner’s right to review and approve the Building Estimate, shall be governed by the terms and conditions of this Section 5.03 and Section 4.04, with the Building Estimate being treated in the same manner as the Proposed Annual Operating Projection under Section 4.04.

          B. Notwithstanding the provisions of Section 5.03.A, Manager shall be authorized to take appropriate remedial action (including making any necessary Capital Expenditures) without receiving Owner’s prior consent in the following circumstances: (i) if there is an emergency threatening the Hotel, its guests, invitees or employees; or (ii) if the continuation of the given condition will subject Manager and/or Owner to civil or criminal liability, and, following written notice from Manager, Owner has failed (x) to authorize Manager to remedy the situation and (y) if appropriate under the circumstances, to take or authorize Manager to take appropriate and immediate legal action to stay the effectiveness of any law, ordinance, regulation or order creating such risk of civil or criminal liability. In any such case, Owner shall hold harmless, indemnify and defend Manager from any claims, actions, suit, liability or loss resulting from Manager’s or Owner’s remedial action taken pursuant to this Section 5.03.B. Manager shall cooperate with Owner in the pursuit of any such action and shall have the right to participate therein. The provisions of this Section 5.03.B shall survive Termination of this Agreement.

          C. The cost of all Capital Expenditures (including the expenses incurred by either Owner or Manager in connection with any civil or criminal proceeding described above) shall be borne solely by Owner, and shall not be paid from Gross Revenues, nor from the FF&E Reserve, and shall not constitute a Deduction, but shall increase Owner’s Priority as provided in the definition of Owner’s Priority.

ARTICLE VI
INSURANCE

6.01. Property Insurance.

          A. During the term of this Agreement, Owner shall procure from insurance companies with recognized responsibility, and maintain, using funds deducted from Gross Revenues as a Deduction,the following insurance and /or such other additional insurance as may be approved or required by Owner or required by the Franchise Agreement:

                    1. Insurance on the Hotel (including contents) against loss or damage by all perils included in “all risk” (as such term is commonly used in the insurance industry) coverage, in an amount not less than one hundred percent (100%) of the replacement cost thereof, except that if such 100% replacement cost coverage is not available on reasonable rates and terms, then such insurance shall be in an amount not less than ninety percent (90%) of the replacement cost thereof (less excavation and foundation costs), of the Hotel;

                    2. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel;

                    3. If the Hotel is in an earthquake-prone area, earthquake insurance in accordance with Prudent Industry Practices.

                    4. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 6.0l.A.1, 2 and 3, for a period of not less than one (1) year after the occurrence, of a type and in amounts and with such deductible limits as are agreed upon by Owner and Manager.

          B. All policies of insurance required under Section 6.01.A. 1, 2 and 3 shall insure Owner, Landlord, Manager, and any Mortgagee, and any losses thereunder shall be payable to the parties as and to the extent their respective interests, if any, may appear. Owner will promptly notify Manager of the insurance requirements of any Mortgagee.

6.02. Operational Insurance.

          During the term of this Agreement, Owner shall, or shall require Manager to procure and maintain, using funds deducted from Gross Revenues as a Deduction, with insurance companies with recognized responsibility, the following insurance and/or such other insurance as may be approved or required by Owner:

          A. Workers, compensation and employer’s liability insurance as may be required under applicable laws covering all of Manager’s employees at the Hotel, with such deductible limits or self-insured retentions as are agreed upon by Owner and Manager;

          B. Commercial general liability insurance against claims for all injury, death or property damage occurring on, in, or about the Hotel, and automobile insurance on vehicles owned or leased by owner and operated in conjunction with the Hotel, with a combined single limit of not less than Twenty Million Dollars ($20,000,000) for each occurrence for personal injury, death and property damage, with such deductible limits as are agreed upon by Owner and Manager;

          C. Fidelity bonds or crime insurance with respect to the Hotel employees handling funds of the Hotel, in an amount approved by Owner;

          D. Employment practices liability insurance covering all of Manager’s employees at the Hotel, in an amount agreed approved by Owner; and

          E. Such other insurance in amounts as Manager in its reasonable judgment deems advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel or as reasonably required by a Mortgagee or the franchisor under the Franchise Agreement.

          All policies of insurance required under Section 6.02 (except for the policies required under Section 6.02.A., C., and D) shall be issued in the name of Owner, as the named insured, and shall have Manager, Franchisor and any Mortgagee as additional insureds. The policy of insurance required under Section 6.02. A., C., and D shall be issued in the name of Manager, with Owner, Franchisor and any Mortgagee as additional insureds. Such coverages shall be provided on a primary and non-contributory basis. Any property losses thereunder shall be payable to the respective parties as their interests may appear.

6.03. Coverage.

          Either Owner or Manager may require that insurance and/or additional insurance and/or coverage be maintained in excess of that set forth in this Article 6, to the extent customarily carried in accordance with Prudent Industry Practice, provided that the cost of insurance beyond that customarily carried in accordance with Prudent Industry Practice shall not be a Deduction and shall be borne solely by the party requesting the same unless such insurance and coverage is also a requirement of any Mortgage or the Franchise Agreement in which case it shall be a Deduction. Subject to Owner’s prior approval, such approval not to be unreasonably withheld, and the provisions of Section 6.05, all insurance described in Sections 6.01 and 6.02 may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies fulfill the requirements specified herein. Deductible limits shall be as agreed upon by Owner and Manager. No coverage required hereunder shall be self-insured by Manager without prior written approval of Owner. Owner shall have the right to approve the insurance policies to be obtained by Manager pursuant hereto and the insurance companies issuing such policies.

6.04. Costs and Expenses.

          Insurance premiums and any costs or expenses with respect to the insurance described in this Article VI shall be Deductions in determining Operating Profit. Premiums on policies for more than one year shall be charged pro rata against Gross Revenues over the period of the policies. Any reserves, losses, costs, damages or expenses which are uninsured, or fall within deductible limits, shall be treated as a cost of insurance and shall be Deductions in determining Operating Profit.

6.05. Owner’s Right to Provide Insurance.

          Notwithstanding anything contained in this Agreement to the contrary, Owner and/or its Affiliates (including, without limitation, Landlord) shall have the right to procure and maintain any or all of the insurance for the Hotel otherwise required to be maintained by Manager under this Article VI and in lieu of Manager’s procuring the same, provided that Owner shall give Manager not less than thirty (30) days notice of Owner’s intent to provide such insurance and shall provide to Manager upon request certificates of insurance evidencing the same and provided that such insurance procured by Owner shall not become effective until the end of the then-current term of the applicable policy or policies maintained by Manager. In such case, all of the terms and conditions of this Article VI, to the extent applicable, shall govern the insurance procured by Owner under this Section 6.05. Without limiting the generality of the foregoing, all insurance premiums and any costs or expenses with respect to such insurance shall be Deductions in determining Operating Profit. Owner confirms its election to procure and maintain the insurance required under Section 6.01 as of the Effective Date, and Manager confirms its obligation to procure and maintain all other insurance for the Hotel as of the Effective Date. Owner and Manager acknowledge and agree that Owner may from time to time change any election to maintain or require Manager to maintain the insurance for the Hotel required pursuant to this Agreement by giving Manager at least thirty (30) days notice.

ARTICLE VII
DAMAGE AND CONDEMNATION

7.01. Damage and Repair.

          A. If, during the Term, the Hotel is damaged or destroyed by fire, casualty, or other cause, Owner shall, at its option, and at its sole cost and expense, repair or replace the damaged or destroyed portion of the Hotel to substantially the same condition as existed previously. Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Hotel.

          B. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner notifies Manager that Owner will not repair or replace such damage or fails to timely (taking into consideration the time taken to adjust the insurance claim) commence and/or complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Manager or Owner may, at its option, elect to terminate this Agreement upon sixty (60) days’ written notice. Additionally, if the Franchise Agreement is terminated due to Owner’s failure to repair and restore the Hotel, this Agreement shall terminate, effective upon the termination of the Franchise Agreement. In either such event, upon such Termination under this Section 7.01.B, in addition to any of Manager’s other rights hereunder and under Section 11.10 hereof, Owner shall pay Manager a termination fee equal to the Termination Fee set forth in Schedule 1. Notwithstanding the foregoing, if following a casualty Owner terminates this Agreement and thereafter repairs the Hotel within 24 months following the date of casualty to substantially the same as it was prior to such damage or destruction, Owner shall re-engage Manager to manage the Hotel on the same terms and conditions as this Agreement except that the Term shall be extended for a period equal to the time between the date of termination and the date of re-engagement and no Termination Fee shall be payable under the new management agreement. The provisions of this Section7.01 shall survive Termination of this Agreement and shall be binding upon any purchaser of the Hotel if such purchase occurs during the aforesaid 24-month period. To provide notice to subsequent purchasers during such 24-month period, Owner shall execute and deliver to Manager a memorandum in proper form for recording in the land records in which the Hotel is located, which Manager may record to provide record notice of the terms of this Section 7.01B.

7.02 Condemnation.

          A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that it is unreasonable to continue to operate the Hotel in accordance with the standards required by this Agreement, this Agreement shall terminate and Owner shall pay a termination fee to Manager equal to the Termination Fee set forth on Schedule 1. The provisions of this Section 7.02 shall survive Termination of this Agreement.

          B. In the event a portion of the Hotel shall be taken by the events described in Section 6.02.A but the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial or temporary taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used by Owner for such purpose; and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

          C. In the event a portion or all of the Hotel shall be taken on a temporary basis, without damage to the physical structure, but damage only to business operations, any award for such taking shall be treated as Gross Revenues and accounted for accordingly.

ARTICLE VIII
MORTGAGES AND OTHER LIENS

8.01. Subordination to Mortgage.

          Subject to the provisions of Section 1.02.A.10, Manager shall provide to any Mortgagee an instrument (the “Subordination Agreement”), reasonably satisfactory in all respects to Manager, Owner and such Mortgagee; provided, however, such Subordination Agreement will not impair the ability of Manager to operate the Hotel and receive payments due Manager under this Agreement, or modify the terms and conditions of this Agreement without Manager’s approval in its sole and absolute discretion, which shall be recordable in the jurisdiction where the Hotel is located.

8.02. Amendments Requested by Mortgagee.

          If requested by any Mortgagee or prospective Mortgagee and otherwise consistent with this Agreement, Manager agrees to execute and deliver any amendment of this Agreement that is reasonably required by such Mortgagee or prospective Mortgagee, provided that Manager shall be under no obligation to amend this Agreement if the result of such amendment would be: (i) to reduce, defer or delay the amount of any payment to be made to Manager hereunder; (ii) to materially and adversely increase Manager’s obligations or affect Manager’s rights under this Agreement; (iii) to change the Term; or (iv) to cause the Hotel to be operated other than pursuant to the Franchise Agreement or Prudent Industry Practice and other provisions hereof unless otherwise agreed to by Owner and Manager. Any such amendment shall be in effect only for the period of time in which such Mortgage is outstanding.

8.03. Liens; Credit.

          Manager (subject to the availability of adequate funds for such purpose) and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel and shall cooperate fully in obtaining the release of any such liens. If the lien was not occasioned by the fault of either party, the cost of releasing any lien shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall either party borrow money in the name of or pledge the credit of the other.

8.04 Owner’s Agreement.

          Simultaneously with the execution of this Agreement, Owner shall obtain from the Fee Owner and Landlord under the TRS Lease Agreement and deliver to Manager, a duly executed “Owner’s Agreement” in favor of Manager, substantially in the form attached hereto as Exhibit C.

ARTICLE IX
EVENTS OF DEFAULTS

9.01. Events of Default.

          Each of the following shall, to the extent permitted by applicable law, constitute an “Event of Default” under this Agreement.

          A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due.

          B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party.

          C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

          D. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified by or provided in this Agreement and the failure to cure such default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure.

          E. The failure of Manager to pay Owner’s Priority or other distributions of Operating Profit to Owner when due as set forth in this Agreement and the failure to cure such default within two (2) Business Days after receipt of written notice from Owner demanding such cure; provided, however, Owner shall not be required to provide notice of such default more than one time during any consecutive 12-month period.

          F. Owner or any of its Affiliates or Manager, any of its Affiliates or any employee at the Hotel is or becomes a Specially Designated National or Blocked Person, and such is not removed within ten (10) days after notice from either Owner or Manager to the other.

          G. In carrying out its duties hereunder, an officer (at the vice president level or higher) of Manager or its Affiliates or the General Manager commits (i) any act involving fraud, moral turpitude or willful misconduct relating to the business or affairs of the Hotel, or (ii) is formally charged with or indicted for committing, or convicted of an act which constitutes a felony, and in any case described in (i) or (ii), and such act materially adversely impacts the Hotel.

          H. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) business days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure, or, if the default is such that it cannot reasonably be cured within said thirty (30) business day period of time, if the defaulting party fails to commence the cure of such default within said thirty (30) business day period of time or thereafter fails to diligently pursue such efforts to completion, provided that in the case of any default by Manager, such default is cured not later than ninety (90) days after Manager’s receipt of such initial notice; provided, further, that if Manager is diligently pursuing such cure to completion and due to an uncooperative or unreasonably slow third party or source such cure cannot be completed within the aforementioned 90 day period, Manager shall have such additional time as is reasonably necessary to complete such cure. In the event the defaulting party disputes the fact that a default has occurred based on a reasonable interpretation of this Agreement, then such party shall notify the other within ten (10) business days following the date of the initial default notice of its reasons for denying the existence of a default and the parties shall use good faith efforts to resolve the dispute within twenty (20) business days. The period in which the defaulting party is required to effect a cure hereunder shall be tolled while the parties are in discussions to resolve their dispute provided such tolling period shall not exceed 30 business days. In the event the parties fail to resolve their differences as to whether a default has occurred or is continuing, either party shall be entitled to seek redress through litigation or alternative dispute resolution.

          I. Any material misrepresentation or material breach of a material warranty given in this Agreement which was false or misleading in any material respect on or as of the date made or deemed made hereunder.

          J. Excluding the performance of any work required under any property improvement plan under the Franchise Agreement which is outstanding on the Effective Date hereof (if any) and which is, by agreement of the parties, the obligation of the prior owner of the Hotel to complete, the failure of Owner to complete the construction, furnishing and equipping of the Hotel in accordance with any subsequent plans approved by Franchisor under the Franchise Agreement, or alternatively, perform or complete any and all work required under any subsequent property improvement plan under the Franchise Agreement and in compliance with the terms and conditions of the Franchise Agreement and this Agreement.

9.02. Remedies.

          Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (i) to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice (provided that said effective date shall be at least thirty (30) days after the date of said notice; or, if the defaulting party is Manager, the foregoing thirty (30) days shall be extended to such period of time as may be necessary under applicable law pertaining to termination of employment); and (ii) to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law or equity.

9.03. Additional Remedies.

          A. Upon the occurrence and during the continuance of an Event of Default by either party under the provisions of Section 9.0l.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three percent (3%), from and after the date on which the Event of Default occurred.

          B. The remedies granted under Section 9.02 and Section 9.03 shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or in equity and shall survive Termination.

ARTICLE X
ASSIGNMENT AND SALE

10.01. Assignment.

          A. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner and the Franchisor; provided, however, that (1) Manager may assign its interest in this Agreement at any time without Owner’s consent to an Affiliate of Manager, subject to the consent of Franchisor, to the extent such consent if required; and (2)

following the expiration of the 8th full Fiscal Year, Manager may assign its interest in this Agreement without Owner’s consent to any non-Affiliate successor or purchaser in connection with a merger or consolidation or a sale or assignment of the management rights to eighty percent (80%) or more of the hotel properties managed by Manager, regardless of the ownership of those hotel properties (a “Non-Affiliate Sale”), provided that in any case Manager shall give notice thereof to Owner and to the extent required, the Franchisor has consented thereto. Any assignee consented to by Owner and by the Franchisor shall agree in writing to be bound by and comply with the terms of this Agreement (such written agreement to be acceptable in form and substance to Owner and the Franchisor). For purposes of the foregoing, a transfer of Manager’s interest in this Agreement shall not include (i) an assignment or pledge of Manager’s revenue stream under this Agreement as security for an obligation or (ii) a transfer of Manager’s interest in this Agreement by operation of law, including by merger or consolidation; provided however, that a transfer of Manager’s interest in this Agreement shall include a transfer of a controlling ownership interest, direct or indirect, in Manager if such transfer is to a non-Affiliate of Manager.

          B. Owner shall have the right to assign or transfer its interest in this Agreement without the prior written consent of the Manager (1) as security for a Mortgage of the Hotel in accordance with this Agreement, (2) in connection with a sale, assignment, transfer or other disposition of the Hotel by Owner or Landlord and (3) in connection with a merger or consolidation or reorganization of, or a sale of all or substantially all of the assets of, any Affiliate of Owner. Any sale or transfer of the Hotel shall be subject to the continuing operation and affect of this Agreement and such purchaser, assignee or transferee shall agree in writing to be bound by and comply with the terms of this Agreement and the Owner Agreement. Notwithstanding the foregoing, commencing in the eleventh full Fiscal Year of this Agreement and thereafter, upon a sale of the Hotel, if the purchaser or its lessee does not assume this Agreement or otherwise retain Manager upon substantially the same terms as are set forth herein, such failure to assume this Agreement or retain Manager shall not be an Event of Default hereunder and Owner may terminate this Agreement effective upon the closing of such sale, provided Owner pays Manager a sales termination fee (“Sales Termination Fee”) equal to that dollar amount which is the product of the average annual Base Management Fee and Incentive Management Fee earned by Manager in the two Fiscal Years preceding the Fiscal Year in which the Termination occurs, divided by twelve, and multiplied by the number of full or partial calendar months remaining in the Initial Term. The provisions of this Section 10.01 shall survive termination of this Agreement.

          C. In the event Owner and the Franchisor consent to an assignment of this Agreement by Manager, any further assignment or transfer requiring consent hereunder shall also require the express consent in writing of such parties. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement.

          D. Notwithstanding anything contained herein to the contrary, neither Owner nor Manager shall assign its interest in this Agreement to a Specially Designated National or Blocked Person.

ARTICLE XI
MISCELLANEOUS

11.01. Consents and Cooperation.

          Wherever in this Agreement the consent or approval of Owner or Manager is required, except as otherwise provided in this Agreement or agreed by the parties, such consent or approval shall not be unreasonably withheld, conditioned or delayed. Owner agrees to cooperate with Manager by executing and using its commercially reasonable efforts in obtaining all such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith and at arm’s length by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, and in accordance with Prudent Industry Practices, should be made in the name of the Owner, provided that all such agreements shall be subject to Owner’s prior approval.

11.02. Relationship.

          A. In the performance of this Agreement, Manager shall act solely as an independent contractor. Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted deemed or construed as making Manager a partner, joint venturer with, or agent of, Owner; provided, however, that the parties acknowledge that the relationship created by this Agreement shall constitute an agency coupled with an interest except as expressly provided herein. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration, or other legal proceedings involving Owner and Manager.

          B. TO THE EXTENT ANY FIDUCIARY DUTIES ARE INCONSISTENT WITH, OR WOULD HAVE THE EFFECT OF MODIFYING, LIMITING OR RESTRICTING, THE EXPRESS PROVISIONS OF THIS AGREEMENT: (A) THE TERMS OF THIS AGREEMENT SHALL PREVAIL; (B) THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH GENERAL PRINCIPLES OF CONTRACT INTERPRETATION WITHOUT REGARD TO THE COMMON LAW PRINCIPLES OF AGENCY (EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT); AND (C) ANY LIABILITY BETWEEN THE PARTIES SHALL BE BASED SOLELY ON PRINCIPLES OF CONTRACT LAW AND THE EXPRESS FIDUCIARY DUTIES AND OBLIGATIONS UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE DUTIES AND OBLIGATIONS SET FORTH HEREIN ARE INTENDED TO SATISFY THE FIDUCIARY DUTIES WHICH MAY EXIST AS A RESULT OF THE RELATIONSHIP BETWEEN THE PARTIES, INCLUDING WITHOUT LIMITATION ALL DUTIES OF LOYALTY, GOOD FAITH, FAIR DEALING, FULL DISCLOSURE OR ANY OTHER DUTY DEEMED TO EXIST UNDER THE COMMON LAW PRINCIPLES OF AGENCY OR OTHERWISE.

                    THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND RELEASE ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO

CLAIM OR RECEIVE FROM THE OTHER PARTY ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY BREACH OF FIDUCIARY DUTIES.

          C. Any contract or agreement that Manager enters into with a third party to provide goods or services to the Hotel shall be entered into in the name of Manager and not Owner, and Owner have no liability with respect to any such contract or agreement, except to the extent that any payments thereunder constitute Deductions.

11.03. Applicable Law; Jurisdiction.

          This Agreement shall be construed under and shall be governed by the laws of the State in which the Hotel is located, without regard to that state’s conflict of laws provisions. Each of Owner and Manager hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of such State and of the United States District Court for such State, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Owner may otherwise have to bring any action or proceeding relating to this Agreement against Manager in the courts of any jurisdiction. Each of Owner and Manager hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.04. Recordation.

          The terms and provisions of this Agreement shall not run with the parcel of land designated as the Site. Neither this Agreement nor any memorandum or short form hereof shall be recorded or registered without the prior written consent of Owner and Manager.

11.05. Headings.

          Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

11.06. Notices.

          Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail (with a copy by first class mail) or Express Mail service, in each case postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties at the respective addresses set forth in Schedule 1 or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service on the business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

11.07. Environmental Matters.

          A. Manager shall operate the Hotel in compliance with all applicable Environmental Laws. Manager shall (i) not use, generate or store any Hazardous Materials in or on the Hotel except as necessary for the operation and maintenance of the Hotel and in compliance with the Environmental Laws, (ii) not allow, permit or cause the release or threat of release of any Hazardous Materials in, on, under or from the Hotel, except for the ordinary use of cleaning and maintenance supplies in compliance with applicable Environmental Laws, (iii) not allow the accumulation of tires, spent batteries, construction and demolition debris or any other solid waste, except for solid waste generated from the operation of the Hotel and stored in containers for normal scheduled pickup and disposal off site in compliance with applicable Environmental Laws and (iv)use commercially reasonable efforts and subject to the availability of funds for such purpose, to operate and maintain the Hotel in a manner to prevent mold, fungal or other microbial growth or conditions that are favorable for such growth, including, without limitation, the proper operation and maintenance of heating, ventilation and air conditioning systems and removal of any mold, fungal or microbial growth.

          B. In the event of the discovery of a release or threat of release of Hazardous Materials in, on, under or from any portion of the Hotel during the Term, Manager shall promptly notify Owner and subject to the availability of funds for such purpose, shall take all appropriate actions with regard to such Hazardous Materials as required of an owner or operator under applicable Environmental Laws. Manager shall keep Owner apprised of the status of addressing the release or threat of release of Hazardous Materials, and Owner shall have the right at any time to assume control of the matter from Manager.

          C. All costs and expenses incurred pursuant to the obligations set forth in Section 11.07.A and B shall be borne by Owner except to the extent resulting from the gross negligence of an officer of Manager its Affiliates at the vice president level or above or the General Manager at the Hotel and that results in an uninsured loss, cost, liability and/or damages in excess of $50,000 which materially and adversely impacts the Hotel. In such case, Manager shall indemnify, defend and hold Owner harmless from and against all losses, costs, liabilities and damages (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of Litigation) to the extent arising out of such party’s gross negligence. Owner shall indemnify, defend and hold Manager harmless from and against all losses, costs, liabilities and damages (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of Litigation) in connection with the actions taken by Manager under this Section. Such indemnification obligation of Owner and Manager shall survive Termination.

          “Environmental Laws” shall mean all federal, state and local environmental, health and safety laws, rules, regulations, ordinances, permits, orders, common law or requirements of any governmental authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et. seq., as amended; Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et. seq., as amended; Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq., as amended; Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et. seq., as amended; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et. seq.

          “Hazardous Materials” shall mean any hazardous substances, hazardous wastes, toxic substances, hazardous materials, petroleum or petroleum products, pollutants or contaminants (as those terms are defined under Environmental Laws), including, without limitation, polychlorinated biphenyls, lead or lead-based paint, asbestos or mold in such concentrations or amounts as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws

11.08. Confidentiality; Projections.

          A. Owner and Manager agree that the terms of this Agreement are strictly confidential and will use their reasonable efforts to ensure that the terms of this Agreement are not disclosed to any outside person or entities without the prior written consent of the other party, except (1) as Owner may reasonably determine is required by any law, rule, regulation or judicial process, or by any regulatory or supervisory authority having jurisdiction over the parties or any of their Affiliates or (2) to the extent reasonably necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a financing of the Hotel, Owner, or any Affiliate thereof, (iii) in connection with a Sale of the Hotel or other sale of Owner, or any Affiliate thereof or its or their corporate assets, (iv) subject to the provisions of Section 4.02, in connection with an audit or other investigation conducted pursuant to this Agreement or (v) in connection with either party’s enforcement of its rights and remedies under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, the terms of this Agreement shall not be deemed confidential to the extent: (a) such information becomes generally available to the public other than as a result of unauthorized disclosure by the recipient or persons to whom such recipient has made the information available; or (b) the party seeking to disclose such confidential information can demonstrate to the reasonable satisfaction of the other party that the information sought to be disclosed is customarily disclosed by at least 80% of all Persons directly or indirectly owning hotels in the United States.

          B. Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been (prior to execution of this Agreement) or will (during the Term) be provided by Manager (or any Affiliate of either) to Owner is for information purposes only, and that Manager, and any such Affiliate do not guarantee that the Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Owner further acknowledges that any such projections, pro formas, or other similar information are based on assumptions and estimates, unanticipated events may occur subsequent to the date of preparation of such projections, pro formas and other similar information, and the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.

11.09. Indemnification.

          A. Manager hereby agrees to indemnify, defend and hold harmless Owner, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) associated with the operation of the Hotel and arising from (i) the gross negligence, theft, fraud or willful misconduct of an officer of Manager at the vice president level or above or the General Manager at the Hotel (“Manager Misconduct”) and (ii) any claim asserted by any employee or agent of Manager or its Affiliates in respect of any Manager Misconduct, unless in each case the loss or liability giving rise to such claim was caused by Owner’s breach of its obligations under this Agreement.

          B. Owner hereby agrees to indemnify, defend and hold harmless Manager, its officers, directors, stockholders, employees, agents and their respective successors and assigns (collectively, “Manager Related Parties”) from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from Owner’s failure to comply with its obligations under this Agreement and under the Franchise Agreement provided however, that Owner shall have no obligation to indemnify, defend or hold harmless Manager Related Parties with respect to a failure by Manager to obtain a required Owner consent to a Material Management Decision. The terms of this Section 11.09 shall survive termination of this Agreement.

11.10. Actions to be Taken Upon Termination.

          Upon a Termination, the following shall be applicable:

          A. Manager shall, within ninety (90) days after Termination, prepare and deliver to Owner a final accounting statement with respect to the Hotel, in compliance with Section 4.01 hereof, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final one (1) year after Termination.

          B. Subject to the reimbursements to be made pursuant to Section 11.10.D and E., Manager shall immediately release and transfer to Owner any of Owner’s funds which are held or controlled by Manager with respect to the Hotel.

          C. Manager shall make available to Owner such books and records respecting the Hotel (including those from prior years) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year.

          D. Manager shall (to the extent permitted by law without default, penalty or premium) assign to Owner or to the new manager all operating licenses and permits for the Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already unless such expenditure is a Manager’s Liability.

          E. If this Agreement is terminated by reason of Owner’s Event of Default, a reasonable reserve shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager, as a result of such Termination, in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel. If Gross Revenues are insufficient to meet the requirements of such reserve, then Owner shall deposit in an escrow account with an escrow agent reasonably acceptable to Owner and Manager, pursuant to an escrow agreement on terms and conditions reasonably satisfactory to Owner and Manager, as mutually agreed upon by the parties, within ten (10) Business Days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve.

          F. Owner may, at its option, (i) provide Manager and/or the employees at the Hotel (or require Manager to provide to the employees at the Hotel) at least sixty (60) days’ notice of a Termination and/or (ii) cause the entity which shall succeed Manager as the operator of the Hotel to offer employment to a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “plant closing” or “mass layoff” within the meaning of the WARN Act. If Owner elects to cause the entity which shall succeed Manager as operator of the Hotel to offer employment to certain of Manager’s employees, Manager shall not take any action that would cause such employees not to continue as employees at the Hotel, except for reasons of cause and as agreed by Owner.

          G. If this Agreement is terminated in accordance with its terms for any reason other than (1) a material Event of Default by Manager, (2) a Performance Termination pursuant to Section 2.02.A, or (3) expiration of the Term, then Owner shall, within ten (10) days after Manager’s request therefor, pay to Manager the Termination Fee set forth in Schedule 1. If Owner fails to pay the Termination Fee within the time period set forth herein, then Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withhold the amount of such fee from the Operating Accounts, the FF&E Reserve, the Working Capital funds or any other funds of Owner held by or under the control of Manager. The Termination Fee is agreed to be fair and equitable compensation for Manager’s lost revenue and not as a penalty. Notwithstanding any provision of this Agreement to the contrary, in the event Manager elects to terminate this Agreement as a result of an Event of Default by Owner, Manager may, at its option and in its sole and absolute discretion, elect to recover the Termination Fee as liquidated damages for that part of its damage claim constituting lost revenue as a result of such Termination. In no event shall the provisions of this Section 11.10.G be construed as granting Owner the right to terminate this Agreement.

          H. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.05.

          I. Manager shall peacefully vacate and surrender the Hotel to Owner on the date of Termination unless otherwise agreed to by the parties.

          The provisions of this Section 11.10 shall survive Termination.

11.11. Waiver.

          The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

11.12. Partial Invalidity.

          If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.13. Survival.

          Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination.

11.14. Negotiation of Agreement.

          Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

11.15. Estoppel Certificates.

          Each party to this Agreement shall at any time and from time to time, upon not less than fifteen (15) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); and (b) stating to the best knowledge of the certifying party (i) whether or not there is a continuing Event of Default by the non-certifying party (or any event that, with the giving of notice, the lapse of time or both would constitute an Event of Default) in the performance or observance of any covenant, agreement or condition contained in this

Agreement, (ii) the amount, if any, of any past due fees or other past due amounts owed to Manager or Owner; and (iii) whether or not there are any past due and unpaid obligations with respect to the Hotel, other than in the ordinary course of business. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

11.16. Affiliates.

          Manager shall not be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel without the prior written consent of Owner.

11.17. Blocked Persons or Entities.

          Manager and Owner each represents and warrants to the other and covenants for the benefit of the other that (i) neither such representing party nor any of its Affiliates or any of the officers, directors, partners or executives of such representing party or its Affiliates, or, to its knowledge, the funding sources for any of the foregoing, is or might be identified on the list of the U. S. Treasury’s Office of Foreign Asset Control (“OFAC”); (ii) neither such representing party nor any of its Affiliates is or might be directly or indirectly owned or controlled by the government of any country that is subject to an embargo imposed by the United States government; and (iii) neither such representing party nor any of its Affiliates is acting or might act on behalf of a government of, or is involved in business arrangements or other transactions with, any country that is subject to such an embargo. Such representing party will notify the other in writing immediately upon the occurrence of any event which would render such representing party’s foregoing representations and warranties incorrect.

11.18. Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance.

11.19. Entire Agreement.

          This Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be amended only by a written instrument that has been duly executed by the signature of an authorized representative of the parties hereto.

11.20. Competing Facilities.

          Except as the parties may otherwise agree by written amendment to this Agreement, neither this Agreement nor anything implied by the relationship between Manager and Owner shall prohibit Manager or its Affiliates from constructing, operating, developing, owning, promoting, and/or authorizing others to construct, operate, develop, own or market one or more hotels, lodging concepts, time-share facilities, restaurants, or other business operations of any type, at any location, including a location proximate to the Site. Owner acknowledges, accepts and agrees further that Manager retains the right, from time to time, to construct, operate, develop and/or own, or promote or acquire, or authorize or otherwise license others to construct, operate, develop and/or own, or promote or acquire any hotels, lodging concepts or products, restaurants or other business operations of any type whatsoever, including, but not by way of limitation, those listed above, at any location including one or more sites which may be adjacent, adjoining or proximate to the Site, which business operations may be in direct competition with the Hotel. If Manager or any of its Affiliates shall acquire, lease, own, manage or operate, directly or indirectly, any hotel, inn, motel or other type of lodging facility, regardless of whether similar to the Hotel, or whether operated under the same or a different brand, in the same geographic area or market as the Hotel, Manager shall not permit unfair favoritism in the operation and management of such other hotel that would disadvantage the operation or business of the Hotel.

11.21. Waiver of Jury Trial and Punitive Damages.

          Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim punitive damages in any Litigation, arising out of or pertaining to this Agreement or any other agreement, instrument or document entered into in connection herewith.

ARTICLE XII
DEFINITION OF TERMS

12.01. Definition of Terms.

          The following terms when used in this Agreement shall have the meanings indicated:

          “Accounting Period” shall mean a calendar month, except that the first Accounting Period shall begin on the Effective Date and shall end on the last day of the calendar month in which the Effective Date occurs.

          “Accounting Period Statement” shall have the meaning ascribed to it in Section 4.0l.A.

          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock or other beneficial interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the Ownership of voting stock, by contract or otherwise.

          “Agreement” shall mean this Management Agreement between Owner and Manager, including the schedules and exhibits attached hereto.

          “Annual Operating Projection” shall have the meaning ascribed to it in Section 4.04.

          “Annual Operating Statement” shall have the meaning set forth in Section 4.0l.B.

          “Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit over the Owner’s Priority.

          “Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues for all services provided by Manager pursuant to this Agreement, except as otherwise expressly provided herein. The Base Management Fee shall be the percentage of Gross Revenues shown in Schedule 1 for each Fiscal Year during the Term.

          “Buildings” shall mean the buildings and improvements constituting that certain hotel more particularly described in Schedule 1 attached hereto and made a part hereof which is located on the Site.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State in which the Hotel is located.

          “Competitive Set” shall mean the group of hotels which are closest in geographical distance from the Hotel and which are generally within the same hotel market segment as the Hotel. The initial Competitive Set is identified on Schedule 1 attached hereto and made a part hereof. If any such hotels, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, the Competitive set shall be changed at the request of either Owner or Manager and approval of both parties, such approval not to be unreasonably withheld, conditioned or delayed so that it continues to satisfy the criteria set forth in the first sentence of this definition.

          “CPI”, shall mean the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items (1982-1984=100) published by the Bureau of Labor Statistics, United States Department of Labor; provided, however, that if such index ceases to be published or is converted to a different standard or is otherwise revised, the index shall be adjusted by any then applicable conversion factor, or failing that, by any published price or cost indices or other published data which are as comparable as possible to the Index prior to its termination or revision.

          “Deductions” shall mean the following deductions incurred by Manager, on behalf of Owner, in operating the Hotel:

                    1. the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs related to Hotel employees (the foregoing shall include the applicable portion of the salary and other employee costs of any personnel assigned to a “cluster” of hotels managed by Manager which includes the Hotel, provided that such costs are included in the Annual Operating Projection approved by Owner), provided that the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at the Hotel on a regular basis, which salaries and costs shall be Manager’s Liability;

                    2. departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine maintenance, repairs and minor alterations treated as Deductions under Section 5.01;

                    3. the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

                    4. a reasonable reserve for uncollectible accounts receivable as reasonably determined by Manager with the concurrence of Owner;

                    5. all costs and fees of independent professionals or other third parties who are retained by Manager with the concurrence of Owner to perform services required or permitted hereunder;

                    6. all costs and fees of technical consultants and operational experts who are retained or employed by Manager with the concurrence of Owner for specialized services (including, without limitation, quality assurance inspectors) and the reasonable cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager, provided Owner has approved attendance at programs and the cost thereof;

                    7. the Base Management Fee;

                    8. all royalty, marketing fund, reservation, communication support, property management system and other similar fees payable to the Franchisor under the Franchise Agreement;

                    9. insurance costs and expenses as provided in Section 6.03 and 6.04;

                    10. taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel and Impositions (exclusive of Manager’s income taxes or franchise taxes and any other or similar taxes payable by Manager and all other taxes, assessments and payments excluded from the definition of Impositions);

                    11. transfers to the Reserve required pursuant to Section 5.02;

                    12. any costs paid by Manager or Owner pursuant to the Franchise Agreement;

                    13. the accounting fee identified in Schedule 1 to be paid to Manager for each Accounting Period in connection with providing accounting services pursuant to this Agreement, provided that such accounting fee shall be waived as to any Accounting Period for which Manager fails to delivers an Accounting Period Statement in a timely manner as required by Section 4.01.A;

                    14. system fees identified in Schedule 1 to be paid to Manager, provided that such system fees are included in the Annual Operating Projections approved by Owner;

                    15. payments pursuant to FF&E Leases or other forms of financing obtained for the FF&E located in or connected with the Hotel; and

                    16. to the extent approved in advance by Owner, such other costs and expenses incurred by Manager as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, including without limitation, travel expenses or supervisory personnel of Manager incurred in connection with managing the Hotel.

          The term “Deductions” shall not include (a) debt service payments pursuant to a Mortgage or (b) rental payments under any Hotel Lease, all of which shall be paid by Owner from its own funds.

          “Effective Date” shall have the meaning ascribed to it in Schedule 1.

          “Environmental Laws” shall have the meaning ascribed to it in Section 11.07.A.

          “Event of Default” shall have the meaning ascribed to it in Section 9.01.

          “Extension Notice” shall have the meaning ascribed to it in Section 2.01.

          “Extension Term” shall have the meaning ascribed to it in Section 2.01.

          “Fee Owner” shall mean the party identified on Schedule 1, if any, to the extent the landlord under the TRS Lease Agreement holds a fee simple interest in the Hotel.

          “FF&E” shall mean furniture, furnishings, fixtures, soft goods, case goods, signage, audio-visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the-house computer equipment, but shall not include Fixed Asset Supplies or Software.

          “FF&E Lease” means a lease of any FF&E, which lease is properly capitalized for financial accounting purposes.

          “Fiscal Year” shall mean the year which ends at midnight on December 31 in each calendar year; the new Fiscal Year begins on January 1 immediately following. Any partial Fiscal Year between the Effective Date and the commencement of the first Fiscal Year containing twelve (12) Accounting Periods shall constitute a separate Fiscal Year but shall not be considered to be the “first Fiscal Year” or a “full Fiscal Year” for purposes of this Agreement. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall constitute a separate Fiscal Year.

          “Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Guest Rooms.

          “Force Majeure” shall mean acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of Force Majeure), strikes, lockouts, fire, unavoidable casualties or any other causes beyond the reasonable control of either party (excluding, however, (i) lack of financing, or (ii) general economic and/or market factors not caused by any of the events described above).

          “Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Hotel. The term “foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage: (i) a transfer by judicial or non-judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (v) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease or (vi) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee resulting in actual ownership or control of the Hotel by such Mortgagee or its designee.

          “Franchise Agreement” shall mean the franchise agreement described in Schedule 1 attached hereto and made a part hereof, as the same may be amended or supplemented from time to time.

          “Franchisor” shall mean the franchisor identified in Schedule 1.

          “Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof (not including gross receipts of licensees, lessees and concessionaires), including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, telephone charges, stores, cell phone sites, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals; income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the Reserve or the other operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the financing or refinancing of any debt encumbering the Hotel.

          “Guest Room” shall mean a separately-keyed lodging unit in the Hotel.

          “Guest Room Revenues” shall mean the portion of Gross Revenues of the Hotel which is attributed to the rental of Guest Rooms.

          “Hazardous Materials” shall have the meaning ascribed to it in Section 11.07.A.

          “Hotel” shall mean the Site together with the Buildings and all other improvements construed or to be constructed on the Site pursuant to this Agreement, all FF&E and Fixed Asset Supplies installed or located on the Site or in the Buildings, and all easements or other appurtenant rights thereto.

          “Hotel Lease” shall mean the hotel lease agreement dated as of the Effective Date between the Landlord and the Owner, pursuant to which the Landlord leases the Hotel to Owner.

          “Impact Fees” shall have the meaning ascribed to it in Section 4.07.A.

          “Impositions” shall have the meaning ascribed to it in Section 4.07.

          “Incentive Management Fee” shall mean an amount payable to Manager, pursuant to Section 3.01 and Section 4.01, that is equal to the percentage set forth in Schedule 1 of Available Cash Flow in any Fiscal Year (or portion thereof) after payment to Owner of Owner’s Priority.

          “Initial Term” shall have the meaning ascribed to it in Section 2.01.

          “Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens;

beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

          “Landlord” shall mean the party identified as “Landlord.”

          “Legal Requirement(s)” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws, and (iii) permits, approvals, and licenses, including, without limitation, liquor licenses.

          “Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

          “Manager” shall mean the party identified as “Manager” in the Preamble or shall mean any permitted successor or assign, as applicable.

          “Manager’s Liability” and “Manager’s Liabilities” shall have the meanings ascribed to such terms in Section 4.03.B.

          “Material Management Decision” shall have the meaning ascribed to it in Section 1.02.B.

          “Mortgage” shall mean any mortgage, deed of trust, deed to secure debt or similar security instrument creating a lien on the Hotel or the Site.

          “Mortgagee” shall mean the holder or beneficiary of any Mortgage encumbering the Hotel or the Site.

          “Operating Accounts” shall have the meaning ascribed to it in Section 4.03.A.

          “Operating Loss” shall mean a negative Operating Profit.

          “Operating Profit” shall mean the excess of Gross Revenues over Deductions.

          “Owner” shall mean the party identified as “Owner” in the Preamble or shall mean any successor or assign, as applicable.

          “Owner’s Priority” shall mean an amount up to, but not in excess of the amount shown as Owner’s Priority in Schedule 1 attached hereto and made a part hereof, per Fiscal Year (prorated for any partial Fiscal Year) on a noncumulative basis. Owner’s Priority for each Fiscal Year shall be paid to the extent of Operating Profit available in such Fiscal Year, as provided in Section 3.02 of this Agreement. In the event of any Capital Expenditures from funds other than the Reserve, the Owner’s Priority shall be increased (but not decreased) for the remaining portion of the Fiscal Year in which such capital expenditures are made and all subsequent Fiscal

Years so as to equal an eleven percent (11%) return on an amount equal to the sum of (i) the purchase price paid by Owner for the Hotel plus (ii) any such Capital Expenditures.

          “Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

          “Performance Termination Period” shall have the meaning ascribed to it in Schedule 1.

          “Performance Termination Threshold” shall have the meaning ascribed to it in Schedule 1.

          “Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of The Wall Street Journal.

          “Purchase Contract” shall have the meaning ascribed to it in Schedule 1.

          “Prudent Industry Practice” shall mean the customary practices of the hotel industry in the United States for hotels comparable to the Hotel and consistent with the Franchise Agreement. To the extent such industry practices are inconsistent with the requirements of the Franchise Agreement, such practices shall be conformed to the requirements of the Franchise Agreement for purposes of this Agreement.

          “Reserve” shall have the meaning ascribed to it in Section 5.02A.

          “Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Hotel, Owner and Manager shall select an alternative source for such data.

          “Revenue Index” shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Hotel divided by (b) the average Revenue Per Available Room for the hotels in the Competitive Set, as set forth in the Revenue Data Publication. Appropriate adjustments to the Revenue Index reasonably acceptable to Owner shall be made in the event of a major renovation of the Hotel.

          “Revenue Index Threshold” shall mean the number shown in Schedule 1 attached hereto and made a part hereof. However, if the entry of a new hotel into the Competitive Set (or the removal of a hotel from the Competitive Set or a major renovation or re-positioning of a hotel in the Competitive Set) causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager, each acting in good faith.

          “Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” shall be an available hotel guestroom that is keyed as a single unit.

          “Routine Capital Expenditures” shall mean certain routine, non-major expenditures which are classified as “capital expenditures” under generally-accepted accounting principles, and which will be funded from the Reserve (pursuant to Section 5.02). Routine Capital Expenditures consist of the following types of expenditures: exterior and interior painting; resurfacing building walls and floors; resurfacing parking areas; and miscellaneous similar expenditures. Routine Capital Expenditures are not non-routine capital expenditures or major repairs or major alterations or improvements.

          “Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the Site and/or the Hotel or any interest therein, in whole or part. For purposes of this Agreement, a Sale of the Hotel shall also include a lease (or sublease) of all or substantially all of the Hotel or Site or any interest therein.

          “SEC Filing Period” shall mean such period of time (not to exceed thirty (30) days) after the close of each Fiscal Year within which Owner must receive the Annual Operating Statement from Manager with respect to such Fiscal Year in order for Owner or its Affiliates to have a reasonable period of time within which to prepare and make all required filings with the Securities and Exchange Commission and other applicable governmental agencies.

          “Site” shall mean the real property described on Exhibit A attached hereto and made a part hereof.

          “Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is generally commercially available, which are used by Manager in connection with operating or otherwise providing services to the Hotel.

          “Specially Designated National or Blocked Person” shall mean (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

          “Subordination Agreement” shall have the meaning ascribed to it in Section 8.01.

          “Subsequent Owners” and “Subsequent Owner” shall have the meanings ascribed to such terms in Section 8.01.

          “Term” shall mean the Initial Term and any duly exercised Extension Term(s).

          “Termination” shall mean the expiration or sooner cessation of this Agreement.

          “Termination Fee” shall have the meaning set forth in Schedule 1.

          “TRS Lease Agreement” shall have the meaning ascribed to it in Schedule 1.

          “Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the Educational Institute of the American Hotel & Motel Association, as revised from time to time.

          “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

          “Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities. The Initial Working Capital deposited by Owner as of the Effective Date shall be the amount set forth in Schedule 1 and shall be replenished as provided in this Agreement to maintain the amount to at least that shown as Initial Working Capital.

ARTICLE XIII
SUPPLEMENTAL PROVISIONS

          All of the terms, conditions, representations, warranties, covenants and other provisions, if any, set forth in the supplemental provisions attached hereto as Schedule 2 (the “Supplemental Provisions”) are hereby incorporated into this Agreement and shall be considered a part hereof. In the event of any conflict or inconsistency between the Supplemental Provisions and the other provisions of this Agreement, the Supplemental Provisions shall control.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNER:

APPLE TEN HOSPITALITY MANAGEMENT, INC.

By:

Name:	Justin G. Knight
Title:	President

MANAGER:

WHITE LODGING SERVICES CORPORATION,
an Indiana corporation

By:

Dave Sibley, President and CEO

SCHEDULE 1

HOTEL SPECIFIC DATA

1. Description of Hotel: That certain hotel known as the Fairfield Inn & Suites by Marriott, located at 1220 East Angela Boulevard, South Bend, Indiana, containing one hundred nineteen (119) guest rooms, a lobby, meeting rooms, administrative offices, parking and certain amenities and related facilities located on the Site, including the following:

a.	Number of Guest Rooms: One hundred nineteen (119)

b.	Other Improvements/Amenities: Meeting room space; business center; indoor swimming pool; fitness center; and wireless high speed internet access

c.	TRS Lease Agreement: That certain lease agreement of even date herewith between Fee Owner as landlord, and Owner as lessee pursuant to which Owner leases the Hotel.

2. Franchise Agreement: Franchise Agreement between Apple Ten Hospitality Management, Inc. and Marriott International, Inc., dated ____________ __, 2011

3. Competitive Set: Residence Inn South Bend, Quality Inn & Suites South Bend, Hilton Garden Inn South Bend, Holiday Inn Express & Suites, Hampton Inn & Suites and Inn at St. Mary’s, all in South Bend

4. Fee Owner and Landlord: Apple Ten Hospitality Ownership, Inc.

5. Base Management Fee: Three and one-half percent (3.5%)

6. a. Incentive Management Fee: Twenty percent (20%) of Available Cash Flow after payment of Owner’s Priority

    b. Owner’s Priority: One Million Nine Hundred Twenty Five Thousand and No/100 ($1,925,000.00)

7. Performance Termination Period: Any two (2) consecutive Fiscal Years (not including any portion of any Fiscal Year prior to the expiration of the second full Fiscal Year after the Effective Date).

8. Revenue Index Threshold: Ninety five percent (95%)

9. Initial Working Capital: Fifty Nine Thousand Five Hundred and No/100 Dollars ($59,500.00)

10. Hotel Purchase Contract: Purchase Contract dated as of March 1, 2010, between Apple Ten Hospitality Ownership, Inc. and KRG/WHITE LS HOTEL, LLC, an Indiana limited liability company, and KITE REALTY/WHITE LS HOTEL OPERATORS, LLC, an Indiana limited liability company, as seller

11. Expiration Date of Initial Term: Twenty (20) years after the Effective Date

12. Extension Terms: Two (2) Ten (10) year terms, subject to mutual agreement per Section 2.01.

13. FF&E Reserve: An amount equal to five percent (5%) of Gross Revenues for each Accounting Period, or Franchise Agreement requirement whichever is greater.

14. Accounting Fee: One Thousand Seven Hundred Seventy Two and no/100 Dollars ($1772.00) per month

15. Termination Fee: An amount equal to two and one half times the actual Base Management Fees and Incentive Management Fees earned by Manager in the Fiscal Year preceding the Fiscal Year in which the Termination occurred. In the event the Termination which has given rise to the obligation to pay the Termination Fee occurs prior to the expiration of the first full Fiscal Year, the Base Management Fees and Incentive Management Fees used for such calculation will be determined by using the Gross Revenue generated at the Hotel in the twelve calendar months elapsing just prior to the Effective Date hereunder.

16. System Fee: Five Hundred Twenty Three and No/100 Dollars ($523.00) per month

17. “Effective Date” shall mean __________________, 2011 [the date of full execution of the Agreement]